As filed with the Securities and Exchange Commission on June 6, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

JPMORGAN CHASE & CO.

(Exact name of registrant as specified in its charter)

Delaware	6021	13-2624428
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

270 PARK AVENUE

NEW YORK, NY 10017

(212) 270-6000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

ANTHONY J. HORAN

CORPORATE SECRETARY

JPMORGAN CHASE & CO.

(212) 270-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

WITH COPIES TO:

STEPHEN M. CUTLER, ESQ.

NEILA B. RADIN, ESQ.

JPMORGAN CHASE & CO.

270 PARK AVENUE

NEW YORK, NY 10017

(212) 270-6000

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effectiveness of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer  ☒        Accelerated filer  ☐        Non-accelerated filer  ☐        Smaller reporting company  ☐

(Do not check if a smaller reporting company)

Title of each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
6.15% Cumulative Preferred Stock, Series E, par value $1.00 per share	818,113	N/A	$33,644,897.13	$1,322.24
5.72% Cumulative Preferred Stock, Series F, par value $1.00 per share	428,825	N/A	$17,062,946.75	$ 670.57
5.49% Cumulative Preferred Stock, Series G, par value $1.00 per share	511,169	N/A	$19,253,180.39	$ 756.65

CALCULATION OF REGISTRATION FEE

(1)	Represents the maximum number of shares of (i) the Registrant’s 6.15% Cumulative Preferred Stock, Series E, par value $1.00 per share (“Registrant Series E”), (ii) the Registrant’s 5.72% Cumulative Preferred Stock, Series F, par value $1.00 per share (“Registrant Series F”) or (iii) the Registrant’s 5.49% Cumulative Preferred Stock, Series G, par value $1.00 per share (“Registrant Series G”) to be issued in connection with the merger described herein based on the exchange ratio for the merger (one share of Registrant Series E, Registrant Series F or Registrant Series G for each respective share of Series E, Series F or Series G Preferred Stock of Bear Stearns).

(2)	Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act, and calculated pursuant to Rules 457(f)(1) and 457(c) under the Securities Act, the proposed maximum aggregate offering price of the Registrant’s Series E, Series F and Series G was calculated based upon the market value of shares of each respective series (the securities to be cancelled in the merger) in accordance with Rule 457(c) under the Securities Act as follows: the product of (A) the average of the high and low prices per share of each of the respective series as quoted on the New York Stock Exchange (Series E on June 2, 2008, Series F on June 3, 2008 and Series G on May 29, 2008), multiplied by (B) the number of shares of each respective series outstanding as of June 2, 2008.

(3)	The registration fee was calculated pursuant to Rule 457(f)(1) under the Securities Act as the product of the proposed maximum aggregate offering price and 0.0000393.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY—SUBJECT TO COMPLETION—DATED June 6, 2008

Dear Preferred Stockholder:

On May 30, 2008, JPMorgan Chase & Co. (“JPMorgan Chase”) completed the acquisition of The Bear Stearns Companies Inc. (“Bear Stearns”), and now holds 100% of its common stock. In an effort to simplify the capital structure of JPMorgan Chase and its subsidiaries and for corporate reorganizational and other planning purposes, JPMorgan Chase has approved a merger of BSC Merger Corporation II, a wholly-owned subsidiary of JPMorgan Chase, with and into Bear Stearns. Upon completion of the merger, each share of the Bear Stearns’ 6.15% Cumulative Preferred Stock, Series E, 5.72% Cumulative Preferred Stock, Series F and 5.49% Cumulative Preferred Stock, Series G (which we collectively refer to as the Bear Stearns preferred stock) will automatically be converted into a newly issued share of JPMorgan Chase preferred stock having substantially identical terms to the corresponding series of Bear Stearns preferred stock (respectively, JPMorgan Chase’s 6.15% Cumulative Preferred Stock, Series E (or the Series E Mirror Preferred), 5.72% Cumulative Preferred Stock, Series F (or the Series F Mirror Preferred) and 5.49% Cumulative Preferred Stock, Series G (or the Series G Mirror Preferred)). In this document, we refer to the Series E Mirror Preferred, the Series F Mirror Preferred and the Series G Mirror Preferred collectively as the JPMorgan Chase mirror preferred stock.

Each outstanding share of Bear Stearns preferred stock is presently represented by depositary shares, each of which we refer to as a Bear Stearns depositary share, that are listed on the New York Stock Exchange and represent a one-fourth interest in a share of Bear Stearns preferred stock. Upon completion of the merger, JPMorgan Chase will assume the obligations of Bear Stearns under the respective deposit agreements for each series of Bear Stearns preferred stock. JPMorgan Chase will instruct the depositary under each of the deposit agreements to treat the shares of JPMorgan Chase preferred stock received by it in exchange for shares of Bear Stearns preferred stock as newly deposited securities under the applicable deposit agreement. In accordance with the terms of the relevant deposit agreement, the Bear Stearns depositary shares will thereafter represent the shares of the relevant series of JPMorgan Chase mirror preferred stock. JPMorgan Chase expects that such depositary shares will continue to be listed on the New York Stock Exchange upon completion of the merger, under a new name and traded under a new symbol. JPMorgan Chase expects to complete the merger on the date that is 20 business days following the effectiveness of the registration statement of which this prospectus is part.

JPMorgan Chase has approved the merger as the sole stockholder of the common stock of Bear Stearns. Holders of Bear Stearns preferred stock are not entitled to vote on the merger and need not take any action today. We Are Not Asking You for a Proxy and You are Requested Not To Send Us a Proxy.

Anthony J. Horan Corporate Secretary JPMorgan Chase & Co.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the JPMorgan Chase mirror preferred stock to be issued under this document or determined if this document is accurate or adequate. Any representation to the contrary is a criminal offense.

The date of this document is [                    ], 2008, and it is first being mailed to Bear Stearns preferred stockholders on or about [                    ], 2008.

REFERENCES TO ADDITIONAL INFORMATION

This document incorporates important business and financial information about JPMorgan Chase and Bear Stearns from documents that are not included in or delivered with this document. You can obtain documents incorporated by reference in this document, other than certain exhibits to those documents, by requesting them in writing or by telephone from the appropriate company at the following address:

JPMorgan Chase & Co.

270 Park Avenue

New York, New York 10017

Attention: Office of the Secretary

Telephone: (212) 270-6000

You will not be charged for any of these documents that you request.

See “Where You Can Find More Information” on page 19.

i

SUMMARY

This summary highlights selected information from this document. It may not contain all of the information that is important to you. We urge you to carefully read the entire document, including the appendices, and the other documents to which we refer in order to fully understand the merger and the related transactions. See “Where You Can Find More Information” on page 19. Each item in this summary refers to the page of this document on which that subject is discussed in more detail.

The Merger

On May 30, 2008, JPMorgan Chase & Co. (“JPMorgan Chase”) completed the acquisition of The Bear Stearns Companies (“Bear Stearns”), and now holds 100% of its common stock. In an effort to simplify the capital structure of JPMorgan Chase and its subsidiaries and for corporate reorganizational and other planning purposes, JPMorgan Chase has approved a merger of BSC Merger Corporation II, a wholly-owned subsidiary of JPMorgan Chase, with and into Bear Stearns. Upon completion of the merger, each share of Bear Stearns’ 6.15% Cumulative Preferred Stock, Series E, 5.72% Cumulative Preferred Stock, Series F and 5.49% Cumulative Preferred Stock, Series G (which we collectively refer to as the Bear Stearns preferred stock) will automatically be converted into a newly issued share of JPMorgan Chase preferred stock having substantially identical terms to the corresponding series of Bear Stearns preferred stock (respectively, the Series E Mirror Preferred, the Series F Mirror Preferred and the Series G Mirror Preferred). In this document, we refer to the Series E Mirror Preferred, the Series F Mirror Preferred and the Series G Mirror Preferred collectively as the JPMorgan Chase mirror preferred stock.

Each outstanding share of Bear Stearns preferred stock is presently represented by depositary shares, each of which we refer to as a Bear Stearns depositary share, that are listed on the New York Stock Exchange and represent a one-fourth interest in a share of Bear Stearns preferred stock. Upon completion of the merger, JPMorgan Chase will assume the obligations of Bear Stearns under the (i) Deposit Agreement, dated as of January 15, 1998, between Bear Stearns, Chase Mellon Shareholder Services L.L.C., as depositary, and the holders from time to time of depositary receipts (relating to the Bear Stearns Series E preferred stock), (ii) the Deposit Agreement, dated as of April 21, 1998, between Bear Stearns, Chase Mellon Shareholder Services L.L.C., as depositary, and the holders from time to time of depositary receipts (relating to the Bear Stearns Series F preferred stock) and (iii) the Deposit Agreement, dated as of June 19, 1998, between Bear Stearns, Chase Mellon Shareholder Services L.L.C., as depositary, and the holders from time to time of depositary receipts (relating to the Bear Stearns Series G preferred stock). JPMorgan Chase will instruct the depositary under each of the deposit agreements to treat the shares of JPMorgan Chase mirror preferred stock received by it in exchange for shares of Bear Stearns preferred stock as newly deposited securities under the applicable deposit agreement. In accordance with the terms of the relevant deposit agreement, the Bear Stearns depositary shares will thereafter represent the shares of the relevant series of JPMorgan Chase mirror preferred stock. JPMorgan Chase expects that such depositary shares will continue to be listed on the New York Stock Exchange upon completion of the merger under a new name and traded under a new symbol. JPMorgan Chase expects to complete the merger on the date that is 20 business days following the effectiveness of the registration statement of which this prospectus is part.

No Vote Required (page 10)

JPMorgan Chase has approved the merger as the sole stockholder of the common stock of Bear Stearns. Holders of Bear Stearns preferred stock are not entitled to vote on the merger and need not take any action today.

Material Federal Income Tax Consequences (page 11)

The merger generally will be a taxable transaction to you, and you will generally recognize gain or loss in an amount equal to the difference, if any, between (i) the value of the JPMorgan Chase mirror preferred stock received in the merger and (ii) your adjusted tax basis in the shares of Bear Stearns preferred stock exchanged in the merger.

The federal income tax consequences described above may not apply to all holders of Bear Stearns preferred stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

Holders of Bear Stearns Preferred Stock Do Not Have Appraisal Rights (page 10)

Appraisal rights are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. Appraisal rights are not available in all circumstances, and exceptions to these rights are provided under the Delaware General Corporation Law. As a result of one of these exceptions, the holders of Bear Stearns preferred stock are not entitled to appraisal rights in the merger.

Comparison of Stockholder Rights (page 17)

The rights of the holders of Bear Stearns preferred stock will be substantially the same following the merger, except that those rights and preferences will be with respect to JPMorgan Chase rather than Bear Stearns.

Information about the Companies (page 9)

JPMorgan Chase & Co.

JPMorgan Chase is a financial holding company incorporated under Delaware law in 1968. JPMorgan Chase is one of the largest banking institutions in the United States, with operations in more than 60 countries and, as of March 31, 2008, approximately $1.6 trillion in total consolidated assets and approximately $123 billion in stockholders’ equity.

JPMorgan Chase’s principal bank subsidiaries are JPMorgan Chase Bank, National Association, a national banking association with U.S. branches in 17 states, and Chase Bank USA, National Association, a national banking association that is JPMorgan Chase’s credit card–issuing bank. JPMorgan Chase’s principal nonbank subsidiaries are J.P. Morgan Securities Inc. and The Bear Stearns Companies Inc. The bank and nonbank subsidiaries of JPMorgan Chase operate nationally as well as through overseas branches and subsidiaries, representative offices and subsidiary foreign banks. The firm is a leader in investment banking, financial services for consumers, small business and commercial banking, financial transaction processing, asset management, and private equity. A component of the Dow Jones Industrial Average, JPMorgan Chase serves millions of consumers in the United States and many of the world’s most prominent corporate, institutional and government clients under its JPMorgan and Chase brands. The principal executive offices of JPMorgan Chase are located at 270 Park Avenue, New York, New York 10017, and its telephone number is (212) 270-6000. JPMorgan Chase’s website is www.jpmorganchase.com.

Additional information about JPMorgan Chase and its subsidiaries is included in documents incorporated by reference in this document. See “Where You Can Find More Information” on page 19.

The Bear Stearns Companies Inc.

The Bear Stearns Companies Inc., a subsidiary of JPMorgan Chase, was incorporated under the laws of the State of Delaware on August 21, 1985 and succeeded on October 29, 1985 to the business of Bear, Stearns & Co., a New York limited partnership. Bear Stearns is a holding company that through its broker-dealer and international bank subsidiaries, principally Bear, Stearns & Co. Inc., Bear, Stearns Securities Corp., Bear, Stearns International Limited and Bear Stearns Bank plc engages in investment banking, securities and derivatives trading and clearance and brokerage activities, serving corporations, governments, institutional and individual investors worldwide. The principal executive offices of Bear Stearns are located at 383 Madison Avenue, New York, New York 10179, and its telephone number is (212) 272-2000.

Additional information about Bear Stearns and its subsidiaries is included in documents incorporated by this document. See “Where You Can Find More Information” on page 19.

BSC Merger Corporation II

BSC Merger Corporation II, a wholly-owned subsidiary of JPMorgan Chase, was formed solely for the purpose of consummating the merger. BSC Merger Corporation II has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement. The principal executive offices of BSC Merger Corporation II are located at 270 Park Avenue, New York, New York 10017, and its telephone number is (212) 270-6000.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF JPMORGAN CHASE

(in millions, except per share and ratio data)

The selected consolidated historical financial data of JPMorgan Chase have been derived from the historical consolidated financial statements and related notes of JPMorgan Chase filed by JPMorgan Chase with the SEC. See “Where You Can Find More Information” beginning on page 19.

	For the three months ended, (unaudited)		As of or for the year ended December 31,
	March 31, 2008	March 31, 2007	2007	2006	2005	2004(d)	2003
Income statement
Noninterest revenue(a)	$9,231	$12,866	$44,966	$40,757	$34,693	$26,209	$20,384
Net interest income	7,659	6,102	26,406	21,242	19,555	16,527	12,807
Total net revenue	16,890	18,968	71,372	61,999	54,248	42,736	33,191
Provision for credit losses	4,424	1,008	6,864	3,270	3,483	2,544	1,540
Noninterest expense	8,931	10,628	41,703	38,843	38,926	34,336	21,878
Income from continuing operations before income tax expense	3,535	7,332	22,805	19,886	11,839	5,856	9,773
Income tax expense	1,162	2,545	7,440	6,237	3,585	1,596	3,209
Income from continuing operations	2,373	4,787	15,365	13,649	8,254	4,260	6,564
Income from discontinued operations(b)	—	—	—	795	229	206	155
Net income	$2,373	$4,787	$15,365	$14,444	$8,483	$4,466	$6,719
Average common shares outstanding:
Basic	3,396	3,456	3,404	3,470	3,492	2,780	2,009
Diluted	3,495	3,560	3,508	3,574	3,557	2,851	2,055
Performance ratios
Return on average assets(e)	0.61%	1.41%	1.06%	1.10%	0.72%	0.46%	0.87%
Return on average common equity(e)	8	17	13	13	8	6	16
Total equity to total assets	7.6	8.4	7.9	8.6	8.9	9.1	6.0
Total average equity to total average assets	7.9	8.4	8.2	8.4	8.9	8.0	5.7
Dividend payout ratio	56	25	34	34	57	88	43
Per common share
Basic earnings per share
Income from continuing operations	$0.70	$1.38	$4.51	$3.93	$2.36	$1.51	$3.24
Net income	0.70	1.38	4.51	4.16	2.43	1.59	3.32
Diluted earnings per share
Income from continuing operations	$0.68	$1.34	$4.38	$3.82	$2.32	$1.48	$3.17
Net income	0.68	1.34	4.38	4.04	2.38	1.55	3.24
Cash dividends per common share	0.38	0.34	1.48	1.36	1.36	1.36	1.36
Book value	36.94	34.45	36.59	33.45	30.71	29.61	22.10
Selected balance sheet items
Trading assets	$485,280	$423,331	$491,409	$365,738	$298,377	$288,814	$252,871
Loans	537,056	449,765	519,374	483,127	419,148	402,114	214,766
Total assets	1,642,862	1,408,918	1,562,147	1,351,520	1,198,942	1,157,248	770,912
Deposits	761,626	626,428	740,728	638,788	554,991	521,456	326,492
Long-term debt	189,995	143,274	183,862	133,421	108,357	95,422	48,014
Common stockholders’ equity	125,627	117,704	123,221	115,790	107,072	105,314	45,145
Total stockholders’ equity	125,627	117,704	123,221	115,790	107,211	105,653	46,154
Capital ratios
Tier 1 capital ratio	8.3%	8.5%	8.4%	8.7%	8.5%	8.7%	8.5%
Total capital ratio	12.5	11.8	12.6	12.3	12.0	12.2	11.8
Leverage ratio	5.9	6.2	6.0	6.2	6.3	6.2	5.6
Market price per share of common stock(c) as of, or for the period ended,
Close	$42.95	$48.38	$43.65	$48.30	$39.69	$39.01	$36.73
High	49.29	51.95	53.25	49.00	40.56	43.84	38.26
Low	36.01	45.91	40.15	37.88	32.92	34.62	20.13

(a)	JPMorgan Chase adopted SFAS 157 in the first quarter of 2007. See Note 4 of JPMorgan Chase’s 2007 Annual Report on Form 10-K, which is incorporated by reference herein.
(b)	On October 1, 2006, JPMorgan Chase completed the exchange of selected corporate trust businesses for the consumer, business banking and middle-market banking businesses of The Bank of New York Company Inc. The results of operations of these corporate trust businesses are reported as discontinued operations for each period prior to 2007.
(c)	JPMorgan Chase’s common stock is listed and traded on the New York Stock Exchange, the London Stock Exchange and the Tokyo Stock Exchange. The high, low and closing prices of JPMorgan Chase’s common stock are from The New York Stock Exchange Composite Transaction Tape.
(d)	On July 1, 2004, Bank One Corporation merged with and into JPMorgan Chase. Accordingly, 2004 results include six months of the combined JPMorgan Chase results and six months of heritage JPMorgan Chase results.
(e)	Ratios based on net income amounts.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF BEAR STEARNS

(in millions, except per share and ratio data)

The selected historical financial data of Bear Stearns have been derived from the historical consolidated financial statements and related notes of Bear Stearns filed by Bear Stearns with the SEC. See “Where You Can Find More Information” beginning on page 19.

	For the three months ended, (unaudited)				As of or for the year ended November 30,
	February 29, 2008		February 28, 2007		2007		2006		2005		2004		2003
Income statement
Revenues, net of interest expense	$1,479		$2,482		$5,945		$9,227		$7,411		$6,813		$5,994
Noninterest expense	1,326		1,647		5,752		6,080		5,204		4,791		4,222
Income before income tax expense	153		835		193		3,147		2,207		2,022		1,772
Income tax expense (benefit)	38		281		(40)		1,093		745		677		616
Net income	$115		554		$233		$2,054		$1,462		$1,345		$1,156
Average common shares outstanding(a):
Basic	129		133		130		132		130		127		128
Diluted	139		150		146		149		147		145		145

Performance ratios
Return on average common equity	4.2%		18.3%		1.8%		19.1%		16.5%		19.1%		20.2%

Per common share
Basic earnings per share	$0.89		$4.23		$1.68		$15.79		$11.42		$10.88		$9.44
Diluted earnings per share	0.86		3.82		1.52		14.27		10.31		9.76		8.52
Cash dividends per common share	0.32		0.32		1.28		1.12		1.00		0.85		0.74

Selected balance sheet items
Financial instruments owned	$141,104		$147,165		$138,242		$125,168		$102,884		$78,397		$59,233
Total assets(b)	398,995		394,512		395,362		350,433		287,293		252,113		209,181
Long-term debt	71,753		58,494		68,538		54,570		43,490		36,843		29,430
Total stockholders’ equity	11,896		13,274		11,793		12,129		10,791		8,991		7,470

Ratios as of period ended,
Gross leverage ratio(c)	32.8	x	29.1	x	32.8	x	26.5	x	26.0	x	27.7	x(e)	26.4	x(e)
Net adjusted leverage ratio(d)	19.6		15.4		19.3		13.6		13.1		12.9	(e)	11.3	(e)

Market price per share of common stock as of or for the period ended,
Close	$79.86		$152.24		$99.70		$152.48		$110.99		$97.58		$72.46
High	105.75		171.51		171.51		158.60		114.47		98.55		82.55
Low	71.17		151.49		91.04		110.50		93.09		71.00		58.65

(a)	Common shares outstanding include units issued under certain stock compensation plans, which may be distributed as shares of common stock.
(b)

As of November 30, 2006, Bear Stearns elected, under FIN No. 39, “Offsetting Amounts Related to Certain Contracts,” to net cash collateral received or paid against its derivatives inventory, on a counterparty basis, provided that the legal right of offset exists. The Consolidated Balance Sheets as of November 30, 2005, 2004, and 2003, have been adjusted to conform to the current presentation.
(c)	Equals total assets divided by stockholders’ equity, inclusive of preferred and trust preferred equity. Bear Stearns views its trust preferred equity as a component of its equity capital base given the equity-like characteristics of the securities. Bear Stearns also receives rating agency equity credit for these securities.
(d)	Equals net adjusted assets divided by tangible equity capital, which excludes goodwill and intangible assets from both the numerator and the denominator, as equity used to support goodwill and intangible assets is not available to support the balance of Bear Stearns’ net assets. With respect to a comparative measure of financial risk and capital adequacy, Bear Stearns believes that the low-risk, collateralized nature of the items excluded in deriving net adjusted assets renders net adjusted leverage as the more relevant measure.
(e)	Amounts presented are those reported in the financial statements in the respective years and do not reflect Bear Stearns’ 2006 election, under FIN No. 39 “Offsetting Amounts Related to Certain Contracts,” to net cash collateral received or paid against its derivatives inventory, on a counterparty basis.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

From time to time, the JPMorgan Chase has made and will make forward-looking statements. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements often use words such as “anticipate,” “target,” “expect,” “estimate,” “intend,” “plan,” “goal,” “believe,” or other words of similar meaning. Forward-looking statements provide JPMorgan Chase’s current expectations or forecasts of future events, circumstances, results or aspirations. JPMorgan Chase’s disclosures in this report contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. JPMorgan Chase also may make forward-looking statements in its other documents filed or furnished with the Securities and Exchange Commission (“SEC”). In addition, JPMorgan Chase’s senior management may make forward-looking statements orally to analysts, investors, representatives of the media and others.

All forward-looking statements are, by their nature, subject to risks and uncertainties, many of which are beyond JPMorgan Chase’s control. JPMorgan Chase’s actual future results may differ materially from those set forth in its forward-looking statements. While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ from those in the forward-looking statements.

•	local, regional and international business, economic and political conditions and geopolitical events;

•	changes in trade, monetary and fiscal policies and laws;

•	securities and capital markets behavior, including changes in market liquidity and volatility;

•	changes in investor sentiment or consumer spending or saving behavior;

•	ability of JPMorgan Chase to manage effectively its liquidity;

•	credit ratings assigned to the JPMorgan Chase or its subsidiaries;

•	JPMorgan Chase’s reputation;

•	ability of JPMorgan Chase to deal effectively with an economic slowdown or other economic or market difficulty;

•	technology changes instituted by JPMorgan Chase, its counterparties or competitors;

•	mergers and acquisitions, including JPMorgan Chase’s ability to integrate acquisitions;

•	ability of JPMorgan Chase to develop new products and services;

•	acceptance of JPMorgan Chase’s new and existing products and services by the marketplace and the ability of JPMorgan Chase to increase market share;

•	ability of JPMorgan Chase to attract and retain employees;

•	ability of JPMorgan Chase to control expense;

•	competitive pressures;

•	changes in the credit quality of JPMorgan Chase’s customers;

•	adequacy of JPMorgan Chase’s risk management framework;

•	changes in laws and regulatory requirements or adverse judicial proceedings;

•	changes in applicable accounting policies;

•	ability of JPMorgan Chase to determine accurate values of certain assets and liabilities;

•	occurrence of natural or man-made disasters or calamities or conflicts; and

•

the other risks and uncertainties detailed in Part 1, Item 1A: Risk Factors in JPMorgan Chase’s Annual Report on Form 10-K for the year ended December 31, 2007, and in Item 1A: Risk Factors in JPMorgan Chase’s quarterly report on Form 10-Q for the quarter ended March 31, 2008.

Any forward-looking statements made by or on behalf of JPMorgan Chase speak only as of the date they are made and JPMorgan Chase does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made. The reader should, however, consult any further disclosures of a forward-looking nature JPMorgan Chase may make in any subsequent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.

INFORMATION ABOUT THE COMPANIES

JPMorgan Chase & Co.

JPMorgan Chase is a financial holding company incorporated under Delaware law in 1968. JPMorgan Chase is one of the largest banking institutions in the United States, with operations in more than 60 countries and, as of March 31, 2008, approximately $1.6 trillion in total consolidated assets and approximately $123 billion in stockholders’ equity.

JPMorgan Chase’s principal bank subsidiaries are JPMorgan Chase Bank, National Association, a national banking association with U.S. branches in 17 states, and Chase Bank USA, National Association, a national banking association that is JPMorgan Chase’s credit card–issuing bank. JPMorgan Chase’s principal nonbank subsidiaries are J.P. Morgan Securities Inc. and The Bear Stearns Companies Inc. The bank and nonbank subsidiaries of JPMorgan Chase operate nationally as well as through overseas branches and subsidiaries, representative offices and subsidiary foreign banks. The firm is a leader in investment banking, financial services for consumers, small business and commercial banking, financial transaction processing, asset management, and private equity. A component of the Dow Jones Industrial Average, JPMorgan Chase serves millions of consumers in the United States and many of the world’s most prominent corporate, institutional and government clients under its JPMorgan and Chase brands. The principal executive offices of JPMorgan Chase are located at 270 Park Avenue, New York, New York 10017, and its telephone number is (212) 270-6000. JPMorgan Chase’s website is www.jpmorganchase.com.

Additional information about JPMorgan Chase and its subsidiaries is included in documents incorporated by reference in this document. See “Where You Can Find More Information” on page 19.

The Bear Stearns Companies Inc.

The Bear Stearns Companies Inc., a subsidiary of JPMorgan Chase, was incorporated under the laws of the State of Delaware on August 21, 1985 and succeeded on October 29, 1985 to the business of Bear, Stearns & Co., a New York limited partnership. Bear Stearns is a holding company that through its broker-dealer and international bank subsidiaries, principally Bear, Stearns & Co. Inc., Bear, Stearns Securities Corp., Bear, Stearns International Limited and Bear Stearns Bank plc engages in investment banking, securities and derivatives trading and clearance and brokerage activities, serving corporations, governments, institutional and individual investors worldwide. The principal executive offices of Bear Stearns are located at 383 Madison Avenue, New York, New York 10179, and its telephone number is (212) 272-2000.

Additional information about Bear Stearns and its subsidiaries is included in documents incorporated by reference in this document. See “Where You Can Find More Information” on page 19.

BSC Merger Corporation II

BSC Merger Corporation II, a wholly-owned subsidiary of JPMorgan Chase, was formed solely for the purpose of consummating the merger. BSC Merger Corporation II has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement. The principal executive offices of BSC Merger Corporation II are located at 270 Park Avenue, New York, New York 10017, and its telephone number is (212) 270-6000.

THE MERGER

Background of the Merger; Reasons for the Merger

On May 30, 2008, we completed the acquisition of Bear Stearns, and now hold 100% of its common stock.

In an effort to simplify the capital structure of JPMorgan Chase and our subsidiaries and for corporate reorganizational and other planning purposes, we have approved a merger of BSC Merger Corporation II, a wholly-owned subsidiary of JPMorgan Chase, with and into Bear Stearns. Upon completion of the merger, each share of Bear Stearns preferred stock will automatically be converted into a newly issued share of JPMorgan Chase mirror preferred stock having substantially identical terms to the corresponding series of Bear Stearns preferred stock.

Each outstanding share of Bear Stearns preferred stock is presently represented by depositary shares that are listed on the New York Stock Exchange and represent a one-fourth interest in a share of Bear Stearns preferred stock. Upon completion of the merger, JPMorgan Chase will assume the obligations of Bear Stearns under (i) the Deposit Agreement, dated as of January 15, 1998, between Bear Stearns, Chase Mellon Shareholder Services L.L.C., as depositary, and the holders from time to time of depositary receipts (relating to the Bear Stearns Series E preferred stock), (ii) the Deposit Agreement, dated as of April 21, 1998, between Bear Stearns, Chase Mellon Shareholder Services L.L.C., as depositary, and the holders from time to time of depositary receipts (relating to the Bear Stearns Series F preferred stock) and (iii) the Deposit Agreement, dated as of June 19, 1998, between Bear Stearns, Chase Mellon Shareholder Services L.L.C., as depositary, and the holders from time to time of depositary receipts (relating to the Bear Stearns Series G preferred stock). JPMorgan Chase will instruct the depositary under each of the deposit agreements to treat the shares of JPMorgan Chase mirror preferred stock received by it in exchange for shares of Bear Stearns preferred stock as newly deposited securities under the applicable deposit agreement. In accordance with the terms of the relevant deposit agreement, the Bear Stearns depositary shares will thereafter represent the shares of the relevant series of JPMorgan Chase mirror preferred stock. JPMorgan Chase expects that such depositary shares will continue to be listed on the New York Stock Exchange upon completion of the merger, under a new name and traded under a new symbol.

NO ACTION ON YOUR PART IS NECESSARY TO EFFECT THE CONVERSION OF THE PREFERRED STOCK.

Bear Stearns’ Preferred Stockholders Do Not Have Dissenters’ Appraisal Rights in the Merger

Appraisal rights are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. Appraisal rights are not available in all circumstances, and exceptions to these rights are provided under the Delaware General Corporation Law.

Unless the certificate of incorporation otherwise provides (and the restated certificate of incorporation, as amended of Bear Stearns does not so provide), Delaware law provides that no appraisal rights are available for shares of any class or series of stock, which stock, at the record date fixed to determine the stockholders entitled to receive notice of and vote at a meeting of stockholders to act upon an agreement and plan of merger, was either listed on a national securities exchange or held of record by more than 2,000 holders. Notwithstanding the foregoing, appraisal rights are available for shares of any class or series of stock if the holders thereof are required by the terms of an agreement and plan of merger to accept for such stock anything except (1) shares or depository receipts of another corporation which at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders, (2) shares of stock or depositary receipts of the surviving corporation in the merger or consolidation, (3) cash for fractional shares or (4) any combination of (1)-(3).

Consequently, because the Bear Stearns preferred stock is listed on the NYSE and the JPMorgan Chase mirror preferred stock into which Bear Stearns preferred stock will be converted pursuant to the merger will also be listed on the NYSE, Bear Stearns’ preferred stockholders do not have dissenters’ appraisal rights in the merger with respect to their shares of Bear Stearns preferred stock.

THE MERGER AGREEMENT

The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, attached to this document as Appendix A, which is incorporated by reference into this document.

Terms of the Merger

JPMorgan Chase, as the sole stockholder of the common stock of Bear Stearns, has approved and adopted the merger agreement, which provides for the merger of Merger Sub with and into Bear Stearns. Bear Stearns will be the surviving corporation in the merger as a wholly owned subsidiary of JPMorgan Chase. Each share of the common stock of the Merger Sub shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor. Each share of common stock, par value $1.00 per share, of Bear Stearns issued and outstanding prior to the Merger shall remain issued and outstanding following the Merger and shall continue to be owned by JPMorgan Chase. Each share of Bear Stearns preferred stock will automatically be converted into a newly issued share of JPMorgan Chase mirror preferred stock having substantially identical terms to the corresponding series of Bear Stearns preferred stock.

The sole condition to the completion of the merger is that the registration statement of which this document is a part has been declared effective under the Securities Act of 1933 by the SEC and 20 business days have elapsed after such effectiveness has been declared.

At the effective time of the merger, the amended and restated certificate of incorporation, as amended of Bear Stearns as set forth in Exhibit A to the merger agreement shall be the certificate of incorporation of Bear Stearns after completion of the merger until thereafter amended in accordance with the provisions thereof and applicable law. The bylaws of Bear Stearns in effect immediately prior to the effective time shall be the bylaws of Bear Stearns after completion of the merger until thereafter changed or amended in accordance with the provisions thereof and applicable law.

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following general discussion sets forth certain material United States federal income tax consequences of the merger to U.S. holders (as defined below) of Bear Stearns preferred stock that exchange their shares of Bear Stearns preferred stock for corresponding shares of JPMorgan Chase mirror preferred stock in the merger. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any United States federal laws other than those pertaining to income tax. This discussion is based upon the Internal Revenue Code of 1986, as amended, referred to in this document as the Code, the regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this document. These laws may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion addresses only those holders of Bear Stearns preferred stock that hold their shares of Bear Stearns preferred stock as a capital asset within the meaning of Section 1221 of the Code. Further, this discussion does not address all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a financial institution;

•	a tax-exempt organization;

•	an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

•	an insurance company;

•	a mutual fund;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a holder of Bear Stearns preferred stock subject to the alternative minimum tax provisions of the Code;

•

a holder of Bear Stearns preferred stock that received Bear Stearns preferred stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a person that is not a U.S. holder (as defined below);

•	a person that has a functional currency other than the U.S. dollar;

•	a holder of Bear Stearns preferred stock that holds Bear Stearns preferred stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction; or

•	a United States expatriate.

The determination of the actual tax consequences of the merger to you will depend on your specific situation and on factors that are not within our control. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Bear Stearns preferred stock that is for U.S. federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) a trust if (x) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (y) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person, or (iv) an estate that is subject to U.S. federal income tax on its income regardless of its source. The United States federal income tax consequences to a partner in an entity or arrangement treated as a partnership, for U.S. federal income tax purposes, that holds Bear Stearns preferred stock generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding Bear Stearns preferred stock should consult their own tax advisors.

Tax Consequences of the Merger Generally

Assuming that the Bear Stearns preferred stock is treated as stock of Bear Stearns for U.S. federal income tax purposes, the receipt of JPMorgan Chase mirror preferred stock in exchange for Bear Stearns preferred stock in the merger will generally be a taxable transaction. In general, a U.S. holder whose shares of Bear Stearns preferred stock are converted into the right to receive corresponding JPMorgan Chase mirror preferred stock in the merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (i) the value of the JPMorgan Chase mirror preferred stock received in the merger (referred to as the amount realized) and (ii) the shareholder’s adjusted tax basis in the shares of Bear Stearns preferred stock exchanged in the merger. Gain or loss, as well as the holding period, will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) converted pursuant to the merger. Such gain or loss will be long-term capital gain or loss provided that a shareholder’s holding period for such shares is more than one year at the time of the consummation of the merger. Long-term capital gains of individuals are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.

A U.S. holder who receives JPMorgan Chase mirror preferred stock in exchange for Bear Stearns preferred stock will have a basis in the JPMorgan Chase mirror preferred stock equal to the value of the JPMorgan Chase mirror preferred stock received in the merger. The shareholder’s holding period for such shares will start on the day after the receipt of the JPMorgan Chase mirror preferred stock.

Backup Withholding

If you are a non-corporate holder of Bear Stearns preferred stock you may be subject to information reporting and backup withholding (currently at a rate of 28%) on any cash payments you receive. You generally will not be subject to backup withholding, however, if you:

•

furnish a correct taxpayer identification number, certify that you are not subject to backup withholding on the substitute Form W-9 or successor form included in the election form/letter of transmittal you will receive and otherwise comply with all the applicable requirements of the backup withholding rules; or

•	provide proof that you are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules will generally be allowed as a refund or credit against your United States federal income tax liability, provided you timely furnish the required information to the Internal Revenue Service.

This summary of certain material U.S. federal income tax consequences is for general information only and is not tax advice. Holders are urged to consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

DESCRIPTION OF THE JPMORGAN CHASE MIRROR PREFERRED STOCK

AND THE DEPOSITARY SHARES

Certain Terms Of The JPMorgan Chase Mirror Preferred Stock

The JPMorgan Chase mirror preferred stock comprises three series of preferred stock, $1.00 par value, of JPMorgan Chase: the Series E Mirror Preferred, the Series F Mirror Preferred and the Series G Mirror Preferred. The description of certain provisions of the JPMorgan Chase mirror preferred stock set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the Certificate of Designations relating to the Series E Mirror Preferred, the Series F Mirror Preferred and the Series G Mirror Preferred.

General

Each series of the JPMorgan Chase mirror preferred stock on the date of original issue will rank on a parity as to payment of dividends and distribution of assets upon dissolution, liquidation or winding up of JPMorgan Chase with each other outstanding series of JPMorgan Chase mirror preferred stock and each other currently outstanding series of JPMorgan Chase preferred stock. Each series of the JPMorgan Chase mirror preferred stock will rank prior to the JPMorgan Chase’s common stock, $1.00 par value per share (the “Common Stock”). No shares of any series of the JPMorgan Chase mirror preferred stock are convertible into JPMorgan Chase common stock.

JPMorgan Chase is authorized by its Certificate of Incorporation to issue, without further stockholder action, up to 200,000,000 shares of preferred stock, which may be issued from time to time in one or more series and, subject to the provisions of the Certificate of Incorporation applicable to all series of preferred stock, shall have such designations, voting powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of each series, as shall be stated in the resolution or resolutions providing for them issuance thereof adopted by the Board of Directors or a duly authorized committee thereof. JPMorgan Chase may amend the Certificate of Incorporation to increase the number of authorized shares of preferred stock in a manner permitted by the Certificate of Incorporation and the Delaware General Corporation Law.

Dividends and Distributions

Series E Mirror Preferred. The holders of shares of the Series E Mirror Preferred, in preference to the holders of shares of common stock, par value $1.00 per share of JPMorgan Chase and any other capital stock ranking junior to such preferred stock as to the payment of dividends shall be entitled to receive, when, as and if declared by the Board of Directors out of net profits or net assets of JPMorgan Chase legally available for the payment of dividends, cumulative cash dividends in the amount of $12.30 per annum, and no more, in equal quarterly payments (rounded down to the nearest cent) on January 15, April 15, July 15 and October 15 of each year, commencing on [            ], 2008 (for the period from [            ], 2008 through [            ], 2008). Dividends will be payable to the holders of record at the close of business on such date, no less than 15 days nor more than 60 days prior to a dividend payment date, as may be determined by the Board of Directors or a duly authorized committee thereof. The record date for the dividend payable on [            ] will be [            ].

Series F Mirror Preferred. The holders of shares of the Series F Mirror Preferred, in preference to the holders of shares of common stock, par value $1.00 per share of JPMorgan Chase and any other capital stock ranking junior to such preferred stock as to the payment of dividends shall be entitled to receive, when, as and if declared by the Board of Directors out of net profits or net assets of JPMorgan Chase legally available for the payment of dividends, cumulative cash dividends in the amount of $11.44 per annum, and no more, in equal quarterly payments (rounded down to the nearest cent) on January 15, April 15, July 15 and October 15 of each year, commencing on [            ], 2008 (for the period from [            ], 2008 through [            ], 2008). Dividends will be payable to the holders of record at the close of business on such date, no less than 15 days nor more than 60 days prior to a dividend payment date, as may be determined by the Board of Directors or a duly authorized committee thereof. The record date for the dividend payable on [            ] will be [            ].

Series G Mirror Preferred. The holders of shares of the Series G Mirror Preferred, in preferences to the holders of shares of common stock, par value $1.00 per share of JPMorgan Chase and any other capital stock ranking junior to such preferred stock as to the payment of dividends shall be entitled to receive, when, as and if declared by the Board of Directors out of net profits or net assets of JPMorgan Chase legally available for the payment of dividends, cumulative cash dividends in the amount of $10.98 per annum, in equal quarterly payments (rounded down to the nearest cent) on January 15, April 15, July 15 and October 15 of each year, commencing on [            ], 2008 (for the period from [            ], 2008 through [            ], 2008). Dividends will be payable to the holders of record at the close of business on such date, no less than 15 days nor more than 60 days prior to a dividend payment date, as may be determined by the Board of Directors or a duly authorized committee thereof. The record date for the dividend payable on [            ] will be [            ].

Dividends payable on each series of the JPMorgan Chase mirror preferred stock will begin to accrue and be cumulative from [            ], 2008. The amount of dividends payable for any period shorter than a full quarterly dividend period will be determined on the basis of twelve 30-day months and a 360-day year. Accrued but unpaid dividends will not bear interest. Dividends paid on the shares of each series of the JPMorgan Chase mirror preferred stock in an amount less than the total amount of such dividends at the time accrued and payable will be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

Whenever quarterly dividends payable on shares of a series of JPMorgan Chase mirror preferred stock are in arrears, thereafter and until all accrued but unpaid dividends, whether or not declared, on the outstanding shares of such series of JPMorgan Chase mirror preferred stock have been paid in full or declared and set apart for payment, JPMorgan Chase will not: (i) declare or pay dividends, or make any other distribution, on any shares of Common Stock or other capital stock ranking junior (either as to payment of dividends or distribution of assets upon liquidation, dissolution or winding up) to such series of JPMorgan Chase mirror preferred stock (“Junior Stock”), other than dividends or distributions payable in Junior Stock; (ii) declare or pay dividends, or make any other distributions, on any shares of capital stock ranking on a parity (either as to payment of dividends or distribution of assets upon liquidation, dissolution or winding up) with such series of the JPMorgan Chase mirror preferred stock (“Parity Stock”), other than dividends or distributions payable in Junior Stock, and other than dividends paid ratably on such series of the JPMorgan Chase mirror preferred stock and all Parity Stock on which dividends are payable or in arrears, in proportion to the total amounts to which the holders of all such shares are then entitled; (iii) redeem or purchase or otherwise acquire for consideration any shares of Junior Stock, provided that JPMorgan Chase may at any time redeem, purchase or otherwise acquire any shares of Junior Stock in exchange for shares of Junior Stock; or (iv) redeem or purchase or otherwise acquire for consideration any shares of such series of JPMorgan Chase mirror preferred stock or Parity Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

Liquidation Rights

Upon any liquidation, dissolution or winding up of JPMorgan Chase, no distribution will be made (i) to the holders of shares of Junior Stock, unless, prior thereto, the holders of shares of each series of the JPMorgan Chase mirror preferred stock shall have received $200 per share, plus an amount per share equal to all accrued but unpaid dividends thereon, whether or not declared, to the date of such payment or (ii) to the holders of shares of Parity Stock, except distributions made ratably on the JPMorgan Chase mirror preferred stock and all such Parity Stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.

Neither the consolidation, merger or other business combination of JPMorgan Chase with or into any other individual, firm, corporation or other entity nor the sale, lease, exchange or conveyance of all or any part of the property, assets or business of the Company will be deemed to be a liquidation, dissolution or winding up of JPMorgan Chase.

Redemption

Series E Mirror Preferred. JPMorgan Chase, at its option, may redeem shares of the Series E Mirror Preferred, as a whole or in part, at any time or from time to time, at a price of $200 per share, plus an amount per share equal to all accrued but unpaid dividends thereon, whether or not declared, to the date fixed for redemption.

Series F Mirror Preferred. JPMorgan Chase, at its option, may redeem shares of the Series F Mirror Preferred, as a whole or in part, at any time or from time to time, at a price of $200 per share, plus an amount per share equal to all accrued but unpaid dividends thereon, whether or not declared, to the date fixed for redemption.

Series G Mirror Preferred. JPMorgan Chase may not redeem the shares of the Series G Mirror Preferred prior to July 15, 2008. JPMorgan Chase, at its option, may redeem shares of Series G Preferred, as a whole or in part, at any time or from time to time on or after July 15, 2008, at a price of $200 per share, plus an amount per share equal to all accrued but unpaid dividends thereon, whether or not declared, to the date fixed for redemption.

Voting Rights

Holders of the JPMorgan Chase mirror preferred stock will have no voting rights except as set forth below or as otherwise from time to time required by law.

Whenever dividends payable on the shares of any series of the JPMorgan Chase mirror preferred stock or any other class or series of stock ranking on a parity with such series of the JPMorgan Chase mirror preferred stock with respect to the payment of dividends shall be in arrears for dividend periods, whether or not consecutive, containing in the aggregate a number of days equivalent to six calendar quarters or more, the holders of outstanding shares of such series of the JPMorgan Chase mirror preferred stock (voting together as a class with all other series of parity preferred stock upon which like voting rights have been conferred and are exercisable) (collectively, the “Defaulted preferred stock”) shall have the right to vote for the election of two additional directors of JPMorgan Chase (the “Special Election Right”) at the next annual meeting of stockholders and at each subsequent meeting until all dividends accumulated on such series of the JPMorgan Chase mirror preferred stock have been fully paid or set apart for payment. The term of office of all directors elected by the holders of shares of such series of JPMorgan Chase mirror preferred stock shall terminate immediately upon the termination of the right of the holders of such series of JPMorgan Chase mirror preferred stock to vote for directors. Whenever the shares of such series of the JPMorgan Chase mirror preferred stock become entitled to vote, each holder of such series of the JPMorgan Chase mirror preferred stock will have one vote for each share held.

The Special Election Right also may be exercised at any special meeting of the holders of the Defaulted preferred stock called for that purpose or at any adjournment thereof, or by the written consent, delivered to the Corporate Secretary of JPMorgan Chase, of the holders of a majority of all outstanding shares of Defaulted preferred stock. So long as the Special Election Right continues, the Corporate Secretary of JPMorgan Chase may call, and within 30 days after delivery to the Corporate Secretary at the principal office of JPMorgan Chase of a written request from the holders of a majority of the outstanding shares of Defaulted preferred stock, the Corporate Secretary will be required to call, a special meeting of the holders of such shares for the purpose of exercising the Special Election Right; provided, however, that no such special meeting or adjournment thereof shall be held on a date less than 30 days before an annual meeting of stockholders or any special meeting in lieu thereof.

If a vacancy occurs among the directors elected by the holders of the Defaulted preferred stock as a class, the remaining director who has been so elected may appoint a successor to hold office for the unexpired portion of the term of the director whose place is vacant. If both directors so elected cease to serve as directors before their terms expire, the holders of the Defaulted preferred stock then outstanding and entitled to vote for such directors may, by written consent as described above, or at a special meeting of such holders called as described above, elect successors, to hold office for the unexpired portion of the terms of the directors whose places are vacant.

So long as any shares of any series of JPMorgan Chase mirror preferred stock remain outstanding, JPMorgan Chase shall not, without the consent of the holders of at least two-thirds of the shares of such series of the JPMorgan Chase mirror preferred stock outstanding at the time (voting together as a class with all other series of parity preferred stock upon which like voting rights have been conferred and are exercisable), (i) issue or increase the authorized amount of any class or series ranking senior to such series of JPMorgan Chase mirror preferred stock as to dividends or upon liquidation, dissolution or winding up, or (ii) amend, alter or repeal the provisions of JPMorgan Chase's Certificate of Incorporation or the resolutions contained in the Certificate of Designations relating to such mirror preferred stock, whether by merger, consolidation or otherwise, so as to materially and adversely affect any power, preference or special right of the shares of such series of JPMorgan Chase mirror preferred stock or of the holders thereof; provided, however, that any increase in the amount of authorized Common Stock or authorized preferred stock, any increase or decrease in the number of shares of any series of preferred stock or the creation and issuance of Common Stock or other series of preferred stock, in each case ranking on a parity with or junior to the shares of such series of the JPMorgan Chase mirror preferred stock as to dividends and the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect the powers, preferences or special rights of the shares of such series of the JPMorgan Chase mirror preferred stock.

The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such series of the JPMorgan Chase mirror preferred stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such a redemption.

COMPARISON OF STOCKHOLDERS’ RIGHTS

The rights and preferences of the JPMorgan Chase mirror preferred stock substantively mirror the current rights and preferences of the Bear Stearns preferred stock. Thus, upon consummation of the merger, current holders of the Bear Stearns preferred stock will hold shares of the JPMorgan Chase mirror preferred stock having substantially the same preferences and rights with respect to JPMorgan Chase as the Bear Stearns preferred stock had with respect to Bear Stearns.

LEGAL MATTERS

The validity of the JPMorgan Chase mirror preferred stock to be issued in connection with the merger will be passed upon for JPMorgan Chase by Wachtell, Lipton, Rosen & Katz.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to JPMorgan Chase & Co.’s Annual Report on Form 10-K for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements and the related financial statement schedule of Bear Stearns, incorporated in this Prospectus by reference from Bear Stearns’ Current Report on Form 8-K dated April 11, 2008, and the effectiveness of the Company’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express unqualified opinions on the consolidated financial statements and the financial statement schedule and include explanatory paragraphs referring to substantial doubt about Bear Stearns’ ability to continue as a going concern, and the adoption of Statement of Financial Accounting Standards No. 155, “Accounting for Certain Hybrid Instruments, an amendment of FASB Statements No. 133 and 140” and Statement of Financial Accounting Standards No. 157, “Fair Value Measurements”, and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited interim financial information of Bear Stearns for the three-month periods ended February 29, 2008 and February 28, 2007, which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their report incorporated herein by reference from the Bear Stearns’ Quarterly Report on Form 10-Q for the fiscal quarter ended February 29, 2008, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not “reports” or a “part” of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

WHERE YOU CAN FIND MORE INFORMATION

JPMorgan Chase has filed with the SEC a registration statement under the Securities Act of 1933 that registers the distribution of the shares of JPMorgan Chase mirror preferred stock to be issued in connection with the merger. The registration statement, including the attached appendices, exhibits and schedules, contains additional relevant information about JPMorgan Chase.

You may read and copy this information at the Public Reference Room of the SEC at 100 F Street, NE, Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like JPMorgan Chase and Bear Stearns, who file electronically with the SEC. The address of the site is http://www.sec.gov. The reports and other information filed by JPMorgan Chase with the SEC are also available at JPMorgan Chase’s website at http://www.jpmorganchase.com. The reports and other information filed by Bear Stearns are also available at Bear Stearns’ website at http://www.bearstearns.com. We have included the web addresses of the SEC, JPMorgan Chase and Bear Stearns as inactive textual references only. Except as specifically incorporated by reference into this document, information on those web sites is not part of this document.

The SEC allows JPMorgan Chase to incorporate by reference information in this document. This means that JPMorgan Chase can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document.

This document incorporates by reference the documents listed below that JPMorgan Chase and Bear Stearns previously filed with the SEC. They contain important information about the companies and their financial condition.

JPMorgan Chase SEC Filings (SEC File No. 001-05805; CIK No. 0000019617)	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2007
Quarterly Report on Form 10-Q	Quarter ended March 31, 2008
Current Reports on Form 8-K

January 2, 2008, January 8, 2008, January 9, 2008, January 11, 2008, January 14, 2008, January 15, 2008, January 16, 2008 (two reports), January 22, 2008 (first report), January 23, 2008, January 24, 2008, January 25, 2008, January 28, 2008, January 29, 2008, January 30, 2008, January 31, 2008 (two filings), February 1, 2008, February 4, 2008, February 5, 2008, February 6, 2008, February 7, 2008, February 8, 2008, February 11, 2008, February 12, 2008, February 14, 2008, February 15, 2008, February 19, 2008, February 20, 2008, February 21, 2008, February 25, 2008, February 26, 2008, February 27, 2008, February 28, 2008, February 29, 2008 (two filings), March 3, 2008, March 4, 2008 (second filing), March 6, 2008, March 10, 2008, March 11, 2008 (two filings), March 12, 2008, March 13, 2008,

March 14, 2008 (two filings), March 17, 2008, March 18, 2008 (two filings), March 19, 2008, March 20, 2008, March 21, 2008, March 24, 2008 (two filings) March 25, 2008, March 27, 2008, March 28, 2008 (three filings), March 31, 2008 (two filings), April 1, 2008, April 4, 2008, April 7, 2008, April 8, 2008, April 11, 2008, April 14, 2008, April 15, 2008, April 16, 2008 (two filings), April 17, 2008 (two filings), April 21, 2008, April 22, 2008, April 23, 2008 (two filings), April 24, 2008 (two filings), April 25, 2008 (two filings), April 28, 2008, April 29, 2008, May 1, 2008, May 6, 2008 (three filings), May 7, 2008 (two filings), May 8, 2008 (two filings), May 9, 2008, May 13, 2008 (three filings), May 16, 2008 (two filings), May 19, 2008, May 20, 2008, May 21, 2008 (two filings), May 22, 2008, May 23, 2008 (two filings), May 28, 2008, May 29, 2008 (two filings), May 30, 2008 (two filings), June 2, 2008, June 3, 2008 and June 5, 2008 (three filings) (other than the portions of those documents not deemed to be filed).

JPMorgan Chase SEC Filings (SEC File No. 001-05805; CIK No. 0000019617)	Period or Date Filed
Prospectus filed pursuant to Rule 424(b)(3) under the Securities Act	April 28, 2008

Bear Stearns SEC Filings (SEC File No. 001-08989; CIK No. 0000777001)	Period or Date Filed
Annual Report on Form 10-K	Year ended November 30, 2007, as amended by the Annual Report on Form 10-K/A filed on March 31, 2008 (other than Items 7 (Management’s Discussion and Analysis of Financial Condition and Results of Operations) and 8 (Financial Statements) and Schedule I, which are incorporated by reference from Exhibits 99.1 and 99.2 to the Current Report on Form 8-K filed on April 11, 2008)

Quarterly Report on Form 10-Q	Quarter ended February 29, 2008

Current Reports on Form 8-K	December 21, 2007, January 14, 2008, February 4, 2008, February 20, 2008, February 21, 2008, March 19, 2008, March 20, 2008, March 24, 2008, March 28, 2008, April 9, 2008, April 11, 2008, May 8, 2008, May 22, 2008, and June 2, 2008 (other than the portions of those documents not deemed to be filed)

In addition, JPMorgan Chase also incorporates by reference additional documents that JPMorgan Chase and Bear Stearns file with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

Documents incorporated by reference are available from JPMorgan Chase without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate company at the following addresses:

JPMorgan Chase & Co.

270 Park Avenue

New York, New York 10017

Office of the Secretary

Telephone: (212) 270-4040

You will not be charged for any of these documents that you request. If you request any incorporated documents from JPMorgan Chase, JPMorgan Chase will mail them to you by first class mail, or another equally prompt means, within one business day after it receives your request.

JPMorgan Chase has not authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated in this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

by and among

JPMORGAN CHASE & CO.,

THE BEAR STEARNS COMPANIES INC.

and

BSC MERGER CORPORATION II

A-i

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of June 4, 2008 is by and among JPMorgan Chase & Co. (“Parent”), The Bear Stearns Companies Inc. (the “Company”), a Delaware corporation and subsidiary of Parent and BSC Merger Corporation II, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”).

RECITALS

WHEREAS, the parties hereto desire to merge Merger Sub with and into the Company (the “Merger”), with the Company surviving, pursuant to which each outstanding share of common stock, par value $1.00 per share, of Merger Sub (the “Merger Sub Common”) shall be cancelled, each outstanding share of the 6.15% Cumulative Preferred Stock, Series E, par value $1.00 per share of the Company (the “Bear Stearns Series E”) shall be converted into a share of the 6.15% Cumulative Preferred Stock, Series E, par value $1.00 per share of Parent (the “Series E Mirror Preferred”); each outstanding share of the 5.72% Cumulative Preferred Stock, Series F, par value $1.00 per share of the Company (the “Bear Stearns Series F”) shall be converted into a share of the 5.72% Cumulative Preferred Stock, Series F, par value $1.00 per share of Parent (the “Series F Mirror Preferred”) and each outstanding share of the 5.49% Cumulative Preferred Stock, Series G, par value $1.00 per share of the Company (the “Bear Stearns Series G”) shall be converted into a share of the 5.49% Cumulative Preferred Stock, Series G, par value $1.00 per share of Parent (the “Series E Mirror Preferred”) (the Bear Stearns Series E, Bear Stearns Series F and the Bear Stearns Series G, collectively, the “BSC Preferred Stock” and the Series E Mirror Preferred, the Series F Mirror Preferred and the Series G Mirror Preferred, collectively, the “JPM Mirror Preferred Stock”);

WHEREAS, the respective Boards of Directors of the Company and Merger Sub have determined that the Merger, in the manner contemplated herein, is advisable and in the best interests of their respective corporations and stockholders, and, by resolutions duly adopted, have approved and adopted this Agreement and the Merger;

WHEREAS, Parent, as sole stockholder of both the Company and Merger Sub, has provided its written consent approving and adopting the transactions contemplated by this Agreement;

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises contained herein, the parties hereto hereby agree as follows:

ARTICLE 1

THE MERGER

Section 1.1    The Merger.    Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.2), Merger Sub shall be merged with and into the Company in accordance with this Agreement, and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”). The Merger shall have the effects specified in the General Corporation Law of the State of Delaware (the “DGCL”).

Section 1.2    Effective Time.    As soon as practicable following the satisfaction or, to the extent permitted by applicable law, waiver of the sole condition to the Merger set forth in Article 5, if this Agreement shall not have been terminated as provided in Article 6, Merger Sub and the Company shall cause a certificate of merger (the “Certificate of Merger”) meeting the requirements of the DGCL to be properly executed and filed in accordance therewith. The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware (the “Secretary of State”) in accordance with the DGCL, or at such later time that the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the “Effective Time”).

ARTICLE 2

CERTIFICATE OF INCORPORATION AND BYLAWS

OF THE SURVIVING CORPORATION

Section 2.1    Certificate of Incorporation.    The Restated Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation at the Effective Time and until thereafter changed or amended in accordance with the provisions thereof and applicable law.

Section 2.2    Bylaws.    The bylaws of the Company in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, until thereafter changed or amended in accordance with the provisions thereof and applicable law.

ARTICLE 3

DIRECTORS AND OFFICERS

OF THE SURVIVING CORPORATION

Section 3.1    Directors of Surviving Corporation.    The directors of the Company immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 3.2    Officers of Surviving Corporation.    The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE 4

EFFECT OF THE MERGER ON THE

CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS

Section 4.1    Effect of Merger on Capital Stock.    At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

(a) Each share of the Merger Sub Common shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

(b) Each share of the Bear Stearns Series E shall be converted into a share of the Series E Mirror Preferred.

(c) Each share of the Bear Stearns Series F shall be converted into a share of the Series F Mirror Preferred.

(d) Each share of the Bear Stearns Series G shall be converted into a share of the Series G Mirror Preferred.

(e) Each share of share of common stock, par value $1.00 per share, of the Company issued and outstanding prior to the Merger shall remain issued and outstanding following the Merger.

Section 4.2    Certificates Representing BSC Preferred Stock.

(a)    From and after the Effective Time, each outstanding certificate which prior to the Effective Time represented shares of BSC Preferred Stock (collectively, “Certificates”) shall be deemed for all purposes to evidence ownership of, and to represent, the shares of JPM Mirror Preferred Stock into which the shares of BSC Preferred Stock represented by such Certificate have been converted as herein provided. The registered owner on the books and records of the Company or its transfer agent of any such Certificate shall, until such Certificate shall have been surrendered for transfer or otherwise accounted for to the Company or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of JPM Mirror Preferred Stock evidenced by such Certificate as above provided.

(b)    Following the Effective Time, each holder of record of one or more Certificates may, but shall not be required to, surrender any Certificate for cancellation to the Company or its transfer agent, and the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of shares of JPM Mirror Preferred Stock into which the shares of BSC Preferred Stock have been converted pursuant to the provisions of this Article 4, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of BSC Preferred Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of JPM Mirror Preferred Stock may be issued to such a transferee if the Certificate representing such shares of BSC Preferred Stock is presented to the Company or its transfer agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

(c)    At or after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of BSC Preferred Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Company or, its transfer agent, the presented Certificates shall be canceled and exchanged for certificates representing shares of JPM Mirror Preferred Stock deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article 4.

(d)    In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Company, the posting by such person of a bond in such reasonable amount as the Company may direct as indemnity against any claim that may be made against it with respect to such Certificate, the transfer agent will issue in exchange for such lost, stolen or destroyed Certificate a certificate or certificates representing shares of JPM Mirror Preferred Stock deliverable in respect thereof pursuant to this Article 4.

ARTICLE 5

CONDITIONS

(a)    Condition to Each Party’s Obligation to Effect the Merger.    The respective obligation of each party to effect the Merger shall be subject to (i) the effectiveness of Parent’s registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission under the Securities Act of 1933 in order to register the offer and sale from time to time of the JPM Preferred Stock and (ii) the expiration of the 20 business day period following the effectiveness of such registration statement.

ARTICLE 6

TERMINATION

Section 6.1    Termination.    This Agreement may be terminated by either the Company or Merger Sub at any time.

Section 6.2    Effect of Termination.    In the event of termination of this Agreement, as provided in Section 6.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Company or Merger Sub, other than the provisions of this Section 6.2 and Article 7.

Section 6.3    Waiver.    At any time prior to the Effective Time, each party may, to the extent legally allowed, waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE 7

GENERAL PROVISIONS

Section 7.1    Successors; Binding Effect; Benefit.    This Agreement shall be binding on the successors of the Company and Merger Sub. Nothing in this Agreement is intended to confer upon any person or entity not a party to this Agreement any rights or remedies under or by reason of this Agreement.

Section 7.2    Entire Agreement.    This Agreement and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by the parties hereto.

Section 7.3    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

Section 7.4    Counterparts.    This Agreement may be executed by the parities hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

Section 7.5    Headings.    Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretative effect whatsoever.

Section 7.6    Severability.    Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broadly as is enforceable.

IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf as of June 4, 2008.

JPMORGAN CHASE & CO.

By:	/s/ Anthony J. Horan
Anthony J. Horan Corporate Secretary

THE BEAR STEARNS COMPANIES INC.

By:	/s/ Michael J. Cavanagh
Michael J. Cavanagh President

BSC MERGER CORPORATION II

By:	/s/ Anthony J. Horan
Anthony J. Horan President

APPENDIX B

FORM OF

CERTIFICATE OF DESIGNATIONS

6.15% CUMULATIVE PREFERRED STOCK, SERIES E

OF

JPMORGAN CHASE & CO.

Pursuant to Section 151 of the General Corporation Law

of the State of Delaware

JPMorgan Chase & Co., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that on [                    ] [    ], 2008, the Board of Directors of the Corporation (the “Board of Directors”), pursuant to authority conferred upon the Board of Directors by the provisions of the Certificate of Incorporation, as amended (the “Certificate of Incorporation”), of the Corporation and by Section 151 of the General Corporation Law of the State of Delaware have adopted the following resolutions creating a series of preferred stock, $1.00 par value, of the Corporation, designated as 6.15% Cumulative Preferred Stock, Series E (the “Preferred Stock”):

RESOLVED, that a series of the class of authorized Preferred Stock, $1.00 par value, of the Corporation be, and it hereby is, hereby created, and that the designation and amount thereof and the preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restriction thereof are as follows:

Section 1. Designation and Amount. The shares of such series shall be designated as the “6.15% Cumulative Preferred Stock, Series E” (the “Series E Preferred Stock”) and the number of shares constituting such series shall be 1,250,000, which number may be increased or decreased by the Board of Directors or a committee so authorized by the Board of Directors without a vote of stockholders; provided, however, that such number may not be decreased below the number of then currently outstanding shares of Series E Preferred Stock.

Section 2. Dividends and Distribution.

(a) The holders of shares of Series E Preferred Stock, in preference to the holders of shares of the common stock, par value $1.00 per share (the “Common Stock”), of the Corporation and of any other capital stock of the Corporation ranking junior to the Series E Preferred Stock as to payment of dividends, shall be entitled to receive, when and as declared by the Board of Directors out of net profits or net assets of the Corporation legally available for the payment of dividends, cumulative cash dividends in the amount of $12.30 per share per annum, and no more, in equal quarterly payments on January 15, April 15, July 15 and October 15 in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on [                        ] (for the period from [                        ] through [                        ]).

(b) Dividends payable pursuant to paragraph (a) of this Section 2 shall begin to accrue and be cumulative from [                        ]. The amount of dividends so payable shall be determined on the basis of twelve 30-day months and a 360-day year. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series E Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The record date for the determination of holders of shares of Series E Preferred Stock entitled to receive payment of a dividend declared thereon shall be such date, not less than 15 nor more than 60 days prior to the date fixed for the payment thereof, as may be determined by the Board of Directors or a duly authorized committee thereof; provided, however, that the record date for the first Quarterly Dividend Payment Date shall be [                        ].

Section 3. Certain Restrictions.

(a) Whenever quarterly dividends payable on shares of Series E Preferred Stock as provided in Section 2 hereof are in arrears, thereafter and until all accrued but unpaid dividends, whether or not declared, on the outstanding shares of Series E Preferred Stock shall have been paid in full or declared and set apart for payment, the Corporation shall not: (i) declare or pay dividends, or make any other distributions, on any shares of Common Stock or other capital stock ranking junior (either as to payment of dividends or distribution of assets upon liquidation, dissolution or winding up) to the Series E Preferred Stock (“Junior Stock”), other than dividends or distributions payable in Junior Stock; (ii) declare or pay dividends, or make any other distributions, on any shares of capital stock ranking on a parity (either as to payment of dividends or distribution of assets upon liquidation, dissolution or winding up) with the Series E Preferred Stock (“Parity Stock”), other than dividends or distributions payable in Junior Stock, except dividends paid ratably on the Series E Preferred Stock and all Parity Stock on which dividends are payable or in arrears, in proportion to the total amounts to which the holders of all such shares are then entitled; (iii) redeem or purchase or otherwise acquire for consideration any shares of Junior Stock; provided, that the Corporation may at any time redeem, purchase or otherwise acquire any shares of Junior Stock in exchange for shares of Junior Stock; or (iv) redeem or purchase or otherwise acquire for consideration any shares of Series E Preferred Stock or Parity Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(b) The Corporation shall not permit any Subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of capital stock of the Corporation unless the Corporation could, pursuant to paragraph (a) of this Section 3, purchase or otherwise acquire such shares at such time and in such manner.

Section 4. Redemption.

(a) The shares of Series E Preferred Stock shall not be redeemed by the Corporation prior to January 15, 2008. The Corporation, at its option, may redeem shares of Series E Preferred Stock, as a whole or in part, at any time or from time to time on or after January 15, 2008, at a price of $200.00 per share, plus an amount per share equal to all accrued but unpaid dividends thereon, whether or not declared, to the date fixed for redemption (hereinafter called the “redemption price”). The Corporation’s election to redeem shares of Series E Preferred Stock shall be expressed by resolution of the Board of Directors. Any such redemption shall be made upon not less than 30, nor more than 60 days’ previous notice to holders of record of the shares of Series E Preferred Stock to be redeemed, given as hereinafter provided.

(b) If less than all shares of Series E Preferred Stock at the time outstanding are to be redeemed, the shares to be redeemed shall be selected pro rata or by lot, in such manner as may be prescribed by resolution of the Board of Directors.

(c) Notice of any redemption of shares of Series E Preferred Stock shall be given by publication in a newspaper of general circulation in the Borough of Manhattan, The City of New York, such publication to be made not less than 30 nor more than 60 days prior to the redemption date fixed by the Board of Directors and specified therein. A similar notice shall be mailed by the Corporation, postage prepaid, not less than 30 nor more than 60 days prior to such redemption date, addressed to the respective holders of record of shares of Series E Preferred Stock to be redeemed at their respective addresses as the same shall appear on the stock transfer records of the Corporation, but the mailing of such notice shall not be a condition of such redemption. In order to facilitate the redemption of shares of Series E Preferred Stock, the Board of Directors may fix a record date for the determination of shares of Series E Preferred Stock to be redeemed, not more than 60 days nor less than 30 days prior to the date fixed for such redemption.

(d) Notice having been given pursuant to paragraph (c) of this Section 4, from and after the date specified therein as the date of redemption, unless default shall be made by the Corporation in providing moneys for the payment of the redemption price pursuant to such notice, all dividends on the Series E Preferred Stock thereby called for redemption shall cease to accrue, and from and after the date of redemption so specified, unless default shall be made by the Corporation as aforesaid, or from and after the date (if prior to the date of redemption so specified) on which the Corporation shall provide the moneys for the payment of the redemption price by depositing the amount thereof with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $10,000,000, provided that the notice of redemption shall state the intention of the Corporation to deposit such amount on a date prior to the date of redemption so specified in such notice, all rights of the holders thereof as stockholders of the Corporation, except the right to receive the redemption price (but without interest), shall cease. Any interest allowed on moneys so deposited shall be paid to the Corporation. Any moneys so deposited which shall remain unclaimed by the holders of such Series E Preferred Stock at the end of six years after the redemption date shall become the property of, and be paid by such bank or trust company to, the Corporation.

Section 5. Reacquired Shares. Any shares of Series E Preferred Stock redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, $1.00 par value, of the Corporation and may be reissued as part of another series of Preferred Stock, $1.00 par value, of the Corporation subject to the conditions or restrictions on issuance set forth herein, in the Certificate of Incorporation, in any other Certificate of Designations creating a series of Preferred Stock or any similar stock or as otherwise required by law.

Section 6. Liquidation, Dissolution or Winding Up.

(a) Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (i) to the holders of shares of Junior Stock, unless, prior thereto, the holders of shares of Series E Preferred Stock shall have received $200.00 per share, plus an amount per share equal to all accrued but unpaid dividends thereon, whether or not declared, to the date of such payment or (ii) to the holders of shares of Parity Stock, except distributions made ratably on the Series E Preferred Stock and all such Parity Stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.

(b) Neither the consolidation, merger or other business combination of the Corporation with or into any other Person or Persons, nor the sale, lease, exchange or conveyance of all or any part of the property, assets or business of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 6.

Section 7. Voting Rights. The holder of shares of each series of Preferred Stock which are authorized for issuance by the Board of Directors shall have no voting rights whatsoever, except for any voting rights to which they may be entitled under the Certificate of Incorporation of the Corporation or the laws of the State of Delaware, and except for the following:

(a) Whenever, at any time or times, dividends payable on the shares of any series of Preferred Stock or any other class or series of stock ranking on a parity with the Preferred Stock with respect to the payment of dividends shall be in arrears for dividend periods, whether or not consecutive, containing in the aggregate a number of days equivalent to six calendar quarters or more, the holders of the outstanding shares of that series of Preferred Stock (voting together as a class with all other series of Preferred Stock upon which like voting rights have been conferred and are exercisable) (collectively, the “Defaulted Preferred Stock”) shall have the right (the “Special Election Right”) to elect two members of the Board of Directors. The Special Election Right may be exercised at any annual meeting or at any special meeting called for that purpose as hereinafter provided or at any adjournment thereof, or by the written consent, delivered to the Secretary of the Corporation, of the holders of a majority of all outstanding shares of Defaulted Preferred Stock, until dividends in default on the outstanding shares of Defaulted Preferred Stock shall have been paid in full (or such dividends shall have been declared and funds sufficient therefor set apart for payment), at which time the term of office of the two directors so elected shall terminate automatically.

So long as the Special Election Right continues (and unless the Special Election Right shall have previously been exercised by written consent of the holders of a majority of the outstanding shares of Defaulted Preferred Stock) the Secretary of the Corporation may call, and within 30 days after delivery to the Secretary addressed to him at the principal office of the Corporation of the written request from the holders of record of a majority of the outstanding shares of Defaulted Preferred Stock will be required to call, a special meeting of the holders of those shares for the Special Election Right. Such meeting shall be held within 30 days after delivery of such request to the Secretary, at the place and upon the notice provided by law and in the By-laws of the Corporation for the holding of meetings of stockholders. No such special meeting or adjournment thereof shall be held on a date less than 30 days before an annual meeting of stockholders or any special meeting in lieu thereof. If at any annual or special meeting or any adjournment thereof the holders of a majority of the then outstanding shares of Defaulted Preferred Stock entitled to vote shall be present or represented by proxy, or if the holders of a majority of the outstanding shares of Defaulted Preferred Stock shall have acted by written consent in lieu of a meeting with respect thereto, then the authorized number of directors shall be increased by two, and the holders of the Defaulted Preferred Stock shall be entitled to elect the two additional directors. Directors so elected shall serve until the next annual meeting or until their successors shall be elected and qualified, unless the term of office of the person so elected as directors shall have terminated as described above.

In case of any vacancy occurring between the directors elected by the holders of the Defaulted Preferred Stock as a class, the remaining director who shall have been so elected may appoint a successor to hold office for the unexpired term of the director whose place shall be vacant. If both directors so elected by the holders of Defaulted Preferred Stock as a class shall cease to serve as directors before their terms shall expire, the holders of the Defaulted Preferred Stock then outstanding and entitled to vote for such directors may, by written consent as hereinabove provided, or at a special meeting of holders of Defaulted Preferred Stock called as provided above, elect successors to hold office for the unexpired terms of the directors whose place shall be vacant.

Whenever shares of Defaulted Preferred Stock become entitled to vote, each holder shall have one vote for each share held.

(b) So long as any shares of Preferred Stock remain outstanding, the consent of the holders of at least two-thirds of the shares of Preferred Stock outstanding at the time and all other classes or series of preferred stock upon which like voting rights have been conferred and are exercisable (voting together as a class) given in person or by proxy, either in writing or at any meeting called for the purpose, shall be necessary to permit, effect or validate any one or more of the following:

(i) the issuance or increase of the authorized amount of any class or series of shares if the holders of stock of such class or series shall be entitled by the terms thereof to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of shares of the Preferred Stock; or

(ii) the amendment, alteration or repeal, whether by merger, consolidation or otherwise, of any of the provisions of the Certificate of Incorporation that would materially and adversely affect any power, preference or special right of the shares of Preferred Stock or of the holders thereof;

provided, however, that any increase in the amount of authorized Common Stock or authorized Preferred Stock or any increase or decrease in the number of shares of any series of Preferred Stock or the creation and issuance of other series of Common Stock or Preferred Stock, in each case ranking on a parity with or junior to the shares of Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such powers, preferences or special rights.

(c) The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

Section 8. Definitions. For the purposes of the Certificate of Designations of the Series E Preferred Stock which embodies this resolution:

“Persons” shall mean any individual, firm, corporation or other entity, and shall include any successor (by merger or otherwise) of such entity.

“Subsidiary” of any Person shall mean any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person.

Section 9. Rank. The Series E Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, equally with all shares of the Cumulative Preferred Stock, Series F, the Cumulative Preferred Stock, Series G and the Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series I of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations of 6.15% Cumulative Preferred Stock, Series E to be duly executed by its Chief Operating Officer and attested to by its Secretary and has caused its corporate seal to be affixed hereto, this             day of [            ], 2008.

JPMORGAN CHASE & CO.

By:

ATTEST:

APPENDIX C

FORM OF

CERTIFICATE OF DESIGNATIONS

5.72% CUMULATIVE PREFERRED STOCK, SERIES F

OF

JPMORGAN CHASE & CO.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware

JPMorgan Chase & Co., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that on [            ] [    ], 2008, the Board of Directors of the Corporation (the “Board of Directors”), pursuant to authority conferred upon the Board of Directors by the provisions of the Certificate of Incorporation, as amended (the “Certificate of Incorporation”), of the Corporation and by Section 151 of the General Corporation Law of the State of Delaware have adopted the following resolutions creating a series of preferred stock, $1.00 par value, of the Corporation, designated as 5.72% Cumulative Preferred Stock, Series F (the “Preferred Stock”):

RESOLVED, that a series of the class of authorized Preferred Stock, $1.00 par value, of the Corporation be, and it hereby is, hereby created, and that the designation and amount thereof and the preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restriction thereof are as follows:

Section 1. Designation and Amount. The shares of such series shall be designated as the “5.72% Cumulative Preferred Stock, Series F” (the “Series F Preferred Stock”) and the number of shares constituting such series shall be 1,000,000, which number may be increased or decreased by the Board of Directors or a committee so authorized by the Board of Directors without a vote of stockholders; provided, however, that such number may not be decreased below the number of then currently outstanding shares of Series F Preferred Stock.

Section 2. Dividends and Distribution.

(a) The holders of shares of Series F Preferred Stock, in preference to the holders of shares of the common stock, par value $1.00 per share (the “Common Stock”), of the Corporation and of any other capital stock of the Corporation ranking junior to the Series F Preferred Stock as to payment of dividends, shall be entitled to receive, when and as declared by the Board of Directors out of net profits or net assets of the Corporation legally available for the payment of dividends, cumulative cash dividends in the amount of $11.44 per share per annum, and no more, in equal quarterly payments on January 15, April 15, July 15 and October 15 in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on [                ] (for the period from [                ] through [                ]).

(b) Dividends payable pursuant to paragraph (a) of this Section 2 shall begin to accrue and be cumulative from [                ]. The amount of dividends so payable shall be determined on the basis of twelve 30-day months and a 360-day year. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series F Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The record date for the determination of holders of shares of Series F Preferred Stock entitled to receive payment of a dividend declared thereon shall be such date, not less than 15 nor more than 60 days prior to the date fixed for the payment thereof, as may be determined by the Board of Directors or a duly authorized committee thereof; provided, however, that the record date for the first Quarterly Dividend Payment Date shall be [                ].

Section 3. Certain Restrictions.

(a) Whenever quarterly dividends payable on shares of Series F Preferred Stock as provided in Section 2 hereof are in arrears, thereafter and until all accrued and unpaid dividends, whether or not declared, on the outstanding shares of Series F Preferred Stock shall have been paid in full or declared and set apart for payment, the Corporation shall not: (i) declare or pay dividends, or make any other distributions, on any shares of Common Stock or other capital stock ranking junior (either as to payment of dividends or distribution of assets upon liquidation, dissolution or winding up) to the Series F Preferred Stock (“Junior Stock”), other than dividends or distributions payable in Junior Stock; (ii) declare or pay dividends, or make any other distributions, on any shares of capital stock ranking on a parity (either as to payment of dividends or distribution of assets upon liquidation, dissolution or winding up) with the Series F Preferred Stock (“Parity Stock”), other than dividends or distributions payable in Junior Stock, except dividends paid ratably on the Series F Preferred Stock and all Parity Stock on which dividends are payable or in arrears, in proportion to the total amounts to which the holders of all such shares are then entitled; (iii) redeem or purchase or otherwise acquire for consideration any shares of Junior Stock; provided, that the Corporation may at any time redeem, purchase or otherwise acquire any shares of Junior Stock in exchange for shares of Junior Stock; or (iv) redeem or purchase or otherwise acquire for consideration any shares of Series F Preferred Stock or Parity Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(b) The Corporation shall not permit any Subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of capital stock of the Corporation unless the Corporation could, pursuant to paragraph (a) of this Section 3, purchase or otherwise acquire such shares at such time and in such manner.

Section 4. Redemption.

(a) The shares of Series F Preferred Stock shall not be redeemed by the Corporation prior to April 15, 2008. The Corporation, at its option, may redeem shares of Series F Preferred Stock, as a whole or in part, at any time or from time to time on or after April 15, 2008, at a price of $200.00 per share, plus an amount per share equal to all accrued but unpaid dividends thereon, whether or not declared, to the date fixed for redemption (hereinafter called the “redemption price”). The Corporation’s election to redeem shares of Series F Preferred Stock shall be expressed by resolution of the Board of Directors. Any such redemption shall be made upon not less than 30, nor more than 60 days’ previous notice to holders of record of the shares of Series F Preferred Stock to be redeemed, given as hereinafter provided.

(b) If less than all shares of Series F Preferred Stock at the time outstanding are to be redeemed, the shares to be redeemed shall be selected pro rata or by lot, in such manner as may be prescribed by resolution of the Board of Directors.

(c) Notice of any redemption of shares of Series F Preferred Stock shall be given by publication in a newspaper of general circulation in the Borough of Manhattan, The City of New York, such publication to be made not less than 30 nor more than 60 days prior to the redemption date fixed by the Board of Directors and specified therein. A similar notice shall be mailed by the Corporation, postage prepaid, not less than 30 nor more than 60 days prior to such redemption date, addressed to the respective holders of record of shares of Series F Preferred Stock to be redeemed at their respective addresses as the same shall appear on the stock transfer records of the Corporation, but the mailing of such notice shall not be a condition of such redemption. In order to facilitate the redemption of shares of Series F Preferred Stock, the Board of Directors may fix a record date for the determination of shares of Series F Preferred Stock to be redeemed, not more than 60 days nor less than 30 days prior to the date fixed for such redemption.

(d) Notice having been given pursuant to paragraph (c) of this Section 4, from and after the date specified therein as the date of redemption, unless default shall be made by the Corporation in providing moneys for the payment of the redemption price pursuant to such notice, all dividends on the Series F Preferred Stock thereby called for redemption shall cease to accrue, and from and after the date of redemption so specified, unless default shall be made by the Corporation as aforesaid, or from and after the date (if prior to the date of redemption so specified) on which the Corporation shall provide the moneys for the payment of the redemption price by depositing the amount thereof with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $10,000,000, provided that the notice of redemption shall state the intention of the Corporation to deposit such amount on a date prior to the date of redemption so specified in such notice, all rights of the holders thereof as stockholders of the Corporation, except the right to receive the redemption price (but without interest), shall cease. Any interest allowed on moneys so deposited shall be paid to the Corporation. Any moneys so deposited which shall remain unclaimed by the holders of such Series F Preferred Stock at the end of six years after the redemption date shall become the property of, and be paid by such bank or trust company to, the Corporation.

Section 5. Reacquired Shares. Any shares of Series F Preferred Stock redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, $1.00 par value, of the Corporation and may be reissued as part of another series of Preferred Stock, $1.00 par value, of the Corporation subject to the conditions or restrictions on issuance set forth herein, in the Certificate of Incorporation, in any other Certificate of Designations creating a series of Preferred Stock or any similar stock or as otherwise required by law.

Section 6. Liquidation, Dissolution or Winding Up.

(a) Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (i) to the holders of shares of Junior Stock, unless, prior thereto, the holders of shares of Series F Preferred Stock shall have received $200.00 per share, plus an amount per share equal to all accrued but unpaid dividends thereon, whether or not declared, to the date of such payment or (ii) to the holders of shares of Parity Stock, except distributions made ratably on the Series F Preferred Stock and all such Parity Stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.

(b) Neither the consolidation, merger or other business combination of the Corporation with or into any other Person or Persons, nor the sale, lease, exchange or conveyance of all or any part of the property, assets or business of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 6.

Section 7. Voting Rights. The holder of shares of each series of Preferred Stock which are authorized for issuance by the Board of Directors shall have no voting rights whatsoever, except for any voting rights to which they may be entitled under the Certificate of Incorporation of the Corporation or the laws of the State of Delaware, and except for the following:

(a) Whenever, at any time or times, dividends payable on the shares of any series of Preferred Stock or any other class or series of stock ranking on a parity with the Preferred Stock with respect to the payment of dividends shall be in arrears for dividend periods, whether or not consecutive, containing in the aggregate a number of days equivalent to six calendar quarters or more, the holders of the outstanding shares of that series of Preferred Stock (voting together as a class with all other series of Preferred Stock upon which like voting rights have been conferred and are exercisable) (collectively, the “Defaulted Preferred Stock”) shall have the right (the “Special Election Right”) to elect two members of the Board of Directors. The Special Election Right may be exercised at any annual meeting or at any special meeting called for that purpose as hereinafter provided or at any adjournment thereof, or by the written consent, delivered to the Secretary of the Corporation, of the holders of a majority of all outstanding shares of Defaulted Preferred Stock, until dividends in default on the outstanding shares of Defaulted Preferred Stock shall have been paid in full (or such dividends shall have been declared and funds sufficient therefor set apart for payment), at which time the term of office of the two directors so elected shall terminate automatically.

So long as the Special Election Right continues (and unless the Special Election Right shall have previously been exercised by written consent of the holders of a majority of the outstanding shares of Defaulted Preferred Stock) the Secretary of the Corporation may call, and within 30 days after delivery to the Secretary addressed to him at the principal office of the Corporation of the written request from the holders of record of a majority of the outstanding shares of Defaulted Preferred Stock will be required to call, a special meeting of the holders of those shares for the Special Election Right. Such meeting shall be held within 30 days after delivery of such request to the Secretary, at the place and upon the notice provided by law and in the By-laws of the Corporation for the holding of meetings of stockholders. No such special meeting or adjournment thereof shall be held on a date less than 30 days before an annual meeting of stockholders or any special meeting in lieu thereof. If at any annual or special meeting or any adjournment thereof the holders of a majority of the then outstanding shares of Defaulted Preferred Stock entitled to vote shall be present or represented by proxy, or if the holders of a majority of the outstanding shares of Defaulted Preferred Stock shall have acted by written consent in lieu of a meeting with respect thereto, then the authorized number of directors shall be increased by two, and the holders of the Defaulted Preferred Stock shall be entitled to elect the two additional directors. Directors so elected shall serve until the next annual meeting or until their successors shall be elected and qualified, unless the term of office of the person so elected as directors shall have terminated as described above.

In case of any vacancy occurring between the directors elected by the holders of the Defaulted Preferred Stock as a class, the remaining director who shall have been so elected may appoint a successor to hold office for the unexpired term of the director whose place shall be vacant. If both directors so elected by the holders of Defaulted Preferred Stock as a class shall cease to serve as directors before their terms shall expire, the holders of the Defaulted Preferred Stock then outstanding and entitled to vote for such directors may, by written consent as hereinabove provided, or at a special meeting of holders of Defaulted Preferred Stock called as provided above, elect successors to hold office for the unexpired terms of the directors whose place shall be vacant.

Whenever shares of Defaulted Preferred Stock become entitled to vote, each holder shall have one vote for each share held.

(b) So long as any shares of Preferred Stock remain outstanding, the consent of the holders of at least two-thirds of the shares of Preferred Stock outstanding at the time and all other classes or series of preferred stock upon which like voting rights have been conferred and are exercisable (voting together as a class) given in person or by proxy, either in writing or at any meeting called for the purpose, shall be necessary to permit, effect or validate any one or more of the following:

(i) the issuance or increase of the authorized amount of any class or series of shares if the holders of stock of such class or series shall be entitled by the terms thereof to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of shares of the Preferred Stock; or

(ii) the amendment, alteration or repeal, whether by merger, consolidation or otherwise, of any of the provisions of the Certificate of Incorporation (including this resolution or any provisions hereof) that would materially and adversely affect any power, preference or special right of the shares of Preferred Stock or of the holders thereof;

provided, however, that any increase in the amount of authorized Common Stock or authorized Preferred Stock or any increase or decrease in the number of shares of any series of Preferred Stock or the creation and issuance of other series of Common Stock or Preferred Stock, in each case ranking on a parity with or junior to the shares of Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such powers, preferences or special rights.

(c) The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

Section 8. Definitions. For the purposes of the Certificate of Designations of the Series F Preferred Stock which embodies this resolution:

“Persons” shall mean any individual, firm, corporation or other entity, and shall include any successor (by merger or otherwise) of such entity.

“Subsidiary” of any Person shall mean any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person.

Section 9. Rank. The Series F Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, equally with all shares of the Cumulative Preferred Stock, Series E, the Cumulative Preferred Stock, Series G and the Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series I of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations of 5.72% Cumulative Preferred Stock, Series F to be duly executed by its Chief Operating Officer and attested to by its Secretary and has caused its corporate seal to be affixed hereto, this      day of [                    ], 2008.

JPMORGAN CHASE & CO.

By:

ATTEST:

APPENDIX D

FORM OF

CERTIFICATE OF DESIGNATIONS

5.49% CUMULATIVE PREFERRED STOCK, SERIES G

OF

JPMORGAN CHASE & CO.

Pursuant to Section 151 of the General Corporation Law

of the State of Delaware

JPMorgan Chase & Co., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that on [                    ] [    ], 2008, the Board of Directors of the Corporation (the “Board of Directors”), pursuant to authority conferred upon the Board of Directors by the provisions of the Certificate of Incorporation, as amended (the “Certificate of Incorporation”), of the Corporation and by Section 151 of the General Corporation Law of the State of Delaware have adopted the following resolutions creating a series of preferred stock, $1.00 par value, of the Corporation, designated as 5.49% Cumulative Preferred Stock, Series G (the “Preferred Stock”):

RESOLVED, that a series of the class of authorized Preferred Stock, $1.00 par value, of the Corporation be, and it hereby is, hereby created, and that the designation and amount thereof and the preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restriction thereof are as follows:

Section 1. Designation and Amount. The shares of such series shall be designated as the “5.49% Cumulative Preferred Stock, Series G” (the “Series G Preferred Stock”) and the number of shares constituting such series shall be 1,000,000, which number may be increased or decreased by the Board of Directors or a committee so authorized by the Board of Directors without a vote of stockholders; provided, however, that such number may not be decreased below the number of then currently outstanding shares of Series G Preferred Stock.

Section 2. Dividends and Distribution.

(a) The holders of shares of Series G Preferred Stock, in preference to the holders of shares of the common stock, par value $1.00 per share (the “Common Stock”), of the Corporation and of any other capital stock of the Corporation ranking junior to the Series G Preferred Stock as to payment of dividends, shall be entitled to receive, when and as declared by the Board of Directors out of net profits or net assets of the Corporation legally available for the payment of dividends, cumulative cash dividends in the amount of $10.98 per share per annum, and no more, in equal quarterly payments on January 15, April 15, July 15 and October 15 in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on [                        ] (for the period from [                        ] through [                        ]).

(b) Dividends payable pursuant to paragraph (a) of this Section 2 shall begin to accrue and be cumulative from [                        ]. The amount of dividends so payable shall be determined on the basis of twelve 30-day months and a 360-day year. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series G Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The record date for the determination of holders of shares of Series G Preferred Stock entitled to receive payment of a dividend declared thereon shall be such date, not less than 15 nor more than 60 days prior to the date fixed for the payment thereof, as may be determined by the Board of Directors or a duly authorized committee thereof; provided, however, that the record date for the first Quarterly Dividend Payment Date shall be [                        ].

Section 3. Certain Restrictions.

(a) Whenever quarterly dividends payable on shares of Series G Preferred Stock as provided in Section 2 hereof are in arrears, thereafter and until all accrued and unpaid dividends, whether or not declared, on the outstanding shares of Series G Preferred Stock shall have been paid in full or declared and set apart for payment, the Corporation shall not: (i) declare or pay dividends, or make any other distributions, on any shares of Common Stock or other capital stock ranking junior (either as to payment of dividends or distribution of assets upon liquidation, dissolution or winding up) to the Series G Preferred Stock (“Junior Stock”), other than dividends or distributions payable in Junior Stock; (ii) declare or pay dividends, or make any other distributions, on any shares of capital stock ranking on a parity (either as to payment of dividends or distribution of assets upon liquidation, dissolution or winding up) with the Series G Preferred Stock (“Parity Stock”), other than dividends or distributions payable in Junior Stock, except dividends paid ratably on the Series G Preferred Stock and all Parity Stock on which dividends are payable or in arrears, in proportion to the total amounts to which the holders of all such shares are then entitled; (iii) redeem or purchase or otherwise acquire for consideration any shares of Junior Stock; provided, that the Corporation may at any time redeem, purchase or otherwise acquire any shares of Junior Stock in exchange for shares of Junior Stock; or (iv) redeem or purchase or otherwise acquire for consideration any shares of Series G Preferred Stock or Parity Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(b) The Corporation shall not permit any Subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of capital stock of the Corporation unless the Corporation could, pursuant to paragraph (a) of this Section 3, purchase or otherwise acquire such shares at such time and in such manner.

Section 4. Redemption.

(a) The shares of Series G Preferred Stock shall not be redeemed by the Corporation prior to July 15, 2008. The Corporation, at its option, may redeem shares of Series G Preferred Stock, as a whole or in part, at any time or from time to time on or after July 15, 2008, at a price of $200.00 per share, plus an amount per share equal to all accrued but unpaid dividends thereon, whether or not declared, to the date fixed for redemption (hereinafter called the “redemption price”). The Corporation’s election to redeem shares of Series G Preferred Stock shall be expressed by resolution of the Board of Directors. Any such redemption shall be made upon not less than 30, nor more than 60 days’ previous notice to holders of record of the shares of Series G Preferred Stock to be redeemed, given as hereinafter provided.

(b) If less than all shares of Series G Preferred Stock at the time outstanding are to be redeemed, the shares to be redeemed shall be selected pro rata or by lot, in such manner as may be prescribed by resolution of the Board of Directors.

(c) Notice of any redemption of shares of Series G Preferred Stock shall be given by publication in a newspaper of general circulation in the Borough of Manhattan, The City of New York, such publication to be made not less than 30 nor more than 60 days prior to the redemption date fixed by the Board of Directors and specified therein. A similar notice shall be mailed by the Corporation, postage prepaid, not less than 30 nor more than 60 days prior to such redemption date, addressed to the respective holders of record of shares of Series G Preferred Stock to be redeemed at their respective addresses as the same shall appear on the stock transfer records of the Corporation, but the mailing of such notice shall not be a condition of such redemption. In order to facilitate the redemption of shares of Series G Preferred Stock, the Board of Directors may fix a record date for the determination of shares of Series G Preferred Stock to be redeemed, not more than 60 days nor less than 30 days prior to the date fixed for such redemption.

(d) Notice having been given pursuant to paragraph (c) of this Section 4, from and after the date specified therein as the date of redemption, unless default shall be made by the Corporation in providing moneys for the payment of the redemption price pursuant to such notice, all dividends on the Series G Preferred Stock thereby called for redemption shall cease to accrue, and from and after the date of redemption so specified, unless default shall be made by the Corporation as aforesaid, or from and after the date (if prior to the date of redemption so specified) on which the Corporation shall provide the moneys for the payment of the redemption price by depositing the amount thereof with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $10,000,000, provided that the notice of redemption shall state the intention of the Corporation to deposit such amount on a date prior to the date of redemption so specified in such notice, all rights of the holders thereof as stockholders of the Corporation, except the right to receive the redemption price (but without interest), shall cease. Any interest allowed on moneys so deposited shall be paid to the Corporation. Any moneys so deposited which shall remain unclaimed by the holders of such Series G Preferred Stock at the end of six years after the redemption date shall become the property of, and be paid by such bank or trust company to, the Corporation.

Section 5. Reacquired Shares. Any shares of Series G Preferred Stock redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, $1.00 par value, of the Corporation and may be reissued as part of another series of Preferred Stock, $1.00 par value, of the Corporation subject to the conditions or restrictions on issuance set forth herein, in the Certificate of Incorporation, in any other Certificate of Designations creating a series of Preferred Stock or any similar stock or as otherwise required by law.

Section 6. Liquidation, Dissolution or Winding Up.

(a) Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (i) to the holders of shares of Junior Stock, unless, prior thereto, the holders of shares of Series G Preferred Stock shall have received $200.00 per share, plus an amount per share equal to all accrued but unpaid dividends thereon, whether or not declared, to the date of such payment or (ii) to the holders of shares of Parity Stock, except distributions made ratably on the Series G Preferred Stock and all such Parity Stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.

(b) Neither the consolidation, merger or other business combination of the Corporation with or into any other Person or Persons, nor the sale, lease, exchange or conveyance of all or any part of the property, assets or business of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 6.

Section 7. Voting Rights. The holder of shares of each series of Preferred Stock which are authorized for issuance by the Board of Directors shall have no voting rights whatsoever, except for any voting rights to which they may be entitled under the Certificate of Incorporation of the Corporation or the laws of the State of Delaware, and except for the following:

(a) Whenever, at any time or times, dividends payable on the shares of any series of Preferred Stock or any other class or series of stock ranking on a parity with the Preferred Stock with respect to the payment of dividends shall be in arrears for dividend periods, whether or not consecutive, containing in the aggregate a number of days equivalent to six calendar quarters or more, the holders of the outstanding shares of that series of Preferred Stock (voting together as a class with all other series of Preferred Stock upon which like voting rights have been conferred and are exercisable) (collectively, the “Defaulted Preferred Stock”) shall have the right (the “Special Election Right”) to elect two members of the Board of Directors. The Special Election Right may be exercised at any annual meeting or at any special meeting called for that purpose as hereinafter provided or at any adjournment thereof, or by the written consent, delivered to the Secretary of the Corporation, of the holders of a majority of all outstanding shares of Defaulted Preferred Stock, until dividends in default on the outstanding shares of Defaulted Preferred Stock shall have been paid in full (or such dividends shall have been declared and funds sufficient therefor set apart for payment), at which time the term of office of the two directors so elected shall terminate automatically.

So long as the Special Election Right continues (and unless the Special Election Right shall have previously been exercised by written consent of the holders of a majority of the outstanding shares of Defaulted Preferred Stock) the Secretary of the Corporation may call, and within 30 days after delivery to the Secretary addressed to him at the principal office of the Corporation of the written request from the holders of record of a majority of the outstanding shares of Defaulted Preferred Stock will be required to call, a special meeting of the holders of those shares for the Special Election Right. Such meeting shall be held within 30 days after delivery of such request to the Secretary, at the place and upon the notice provided by law and in the By-laws of the Corporation for the holding of meetings of stockholders. No such special meeting or adjournment thereof shall be held on a date less than 30 days before an annual meeting of stockholders or any special meeting in lieu thereof. If at any annual or special meeting or any adjournment thereof the holders of a majority of the then outstanding shares of Defaulted Preferred Stock entitled to vote shall be present or represented by proxy, or if the holders of a majority of the outstanding shares of Defaulted Preferred Stock shall have acted by written consent in lieu of a meeting with respect thereto, then the authorized number of directors shall be increased by two, and the holders of the Defaulted Preferred Stock shall be entitled to elect the two additional directors. Directors so elected shall serve until the next annual meeting or until their successors shall be elected and qualified, unless the term of office of the person so elected as directors shall have terminated as described above.

In case of any vacancy occurring between the directors elected by the holders of the Defaulted Preferred Stock as a class, the remaining director who shall have been so elected may appoint a successor to hold office for the unexpired term of the director whose place shall be vacant. If both directors so elected by the holders of Defaulted Preferred Stock as a class shall cease to serve as directors before their terms shall expire, the holders of the Defaulted Preferred Stock then outstanding and entitled to vote for such directors may, by written consent as hereinabove provided, or at a special meeting of holders of Defaulted Preferred Stock called as provided above, elect successors to hold office for the unexpired terms of the directors whose place shall be vacant.

Whenever shares of Defaulted Preferred Stock become entitled to vote, each holder shall have one vote for each share held.

(b) So long as any shares of Preferred Stock remain outstanding, the consent of the holders of at least two-thirds of the shares of Preferred Stock outstanding at the time and all other classes or series of preferred stock upon which like voting rights have been conferred and are exercisable (voting together as a class) given in person or by proxy, either in writing or at any meeting called for the purpose, shall be necessary to permit, effect or validate any one or more of the following:

(i) the issuance or increase of the authorized amount of any class or series of shares if the holders of stock of such class or series shall be entitled by the terms thereof to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of shares of the Preferred Stock; or

(ii) the amendment, alteration or repeal, whether by merger, consolidation or otherwise, of any of the provisions of the Certificate of Incorporation that would materially and adversely affect any power, preference or special right of the shares of Preferred Stock or of the holders thereof;

provided, however, that any increase in the amount of authorized Common Stock or authorized Preferred Stock or any increase or decrease in the number of shares of any series of Preferred Stock or the creation and issuance of other series of Common Stock or Preferred Stock, in each case ranking on a parity with or junior to the shares of Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such powers, preferences or special rights.

(c) The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

Section 8. Definitions. For the purposes of the Certificate of Designations of the Series G Preferred Stock which embodies this resolution:

“Persons” shall mean any individual, firm, corporation or other entity, and shall include any successor (by merger or otherwise) of such entity.

“Subsidiary” of any Person shall mean any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person.

Section 9. Rank. The Series G Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, equally with all shares of the Cumulative Preferred Stock, Series E, the Cumulative Preferred Stock, Series F and the Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series I of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations of 5.49% Cumulative Preferred Stock, Series G to be duly executed by its Chief Operating Officer and attested to by its Secretary and has caused its corporate seal to be affixed hereto, this      day of [            ], 2008.

JPMORGAN CHASE & CO.

By:

ATTEST:

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Section 145(a) of the General Corporation Law of the State of Delaware (“Delaware Corporation Law”) provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because the person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of any other enterprise. Such indemnity may be against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of any other enterprise, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145(g) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of any other enterprise, against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, regardless of whether the corporation would have the power to indemnify the person against such liability under the provisions of the law.

The certificate of incorporation of the Registrant provides that, to the fullest extent that the Delaware General Corporation Law as from time to time in effect permits the limitation or elimination of the liability of directors, no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.

The Registrant’s certificate of incorporation empowers the Registrant to indemnify any director, officer, employee or agent of the Registrant or any other person who is serving at the Registrant’s request in any such capacity with another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, an employee benefit plan) to the fullest extent permitted under the Delaware General Corporation Law as from time to time in effect, and any such indemnification may continue as to any person who has ceased to be a director, officer, employee or agent and may inure to the benefit of the heirs, executors and administrators of such a person.

The Registrant’s certificate of incorporation also empowers the Registrant by action of its board of directors, notwithstanding any interest of the directors in the action, to purchase and maintain insurance in such amounts as the board of directors deems appropriate to protect any director, officer, employee or agent of the Registrant or any other person who is serving at the Registrant’s request in any such capacity with another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, an employee benefit plan) against any liability asserted against him or her or incurred by him or her in any such capacity arising out of his or her status as such (including, without limitation, expenses, judgments, fines (including any excise taxes assessed on a person with respect to any employee benefit plan) and amounts paid in settlement) to the fullest extent permitted under the Delaware General Corporation Law as from time to time in effect, whether or not the Registrant would have the power or be required to indemnify any such individual under the terms of any agreement or by-law or the Delaware General Corporation Law.

In addition, the Registrant’s by-laws require indemnification to the fullest extent permitted under applicable law, as from time to time in effect. The by-laws provide a clear and unconditional right to indemnification for expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by any person who was or is involved in any manner (including as a party or a witness), or is threatened to be made so involved, in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, administrative or investigative (including without limitation, any action, suit or proceeding by or in the right of the Registrant to procure a judgment in its favor, but excluding any such action, suit, or proceeding or part thereof, brought by such person against the Registrant or any affiliate of the Registrant unless consented to by the Registrant) by reason of the fact that such person is or was serving as a director, officer, or employee of the Registrant or, at the request of the Registrant, of another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, an employee benefit plan). The by-laws specify that the right to indemnification so provided is a contract right, set forth certain procedural and evidentiary standards applicable to the enforcement of a claim under the by-laws and entitle the persons to be indemnified to have all reasonable expenses incurred in advance of the final disposition of a proceeding paid by the Registrant. Such provisions, however, are intended to be in furtherance and not in limitation of the general right to indemnification provided in the by-laws, which right of indemnification and of advancement of expenses is not exclusive.

The Registrant’s by-laws also provide that the Registrant may enter into contracts with any director, officer, or employee of the Registrant in furtherance of the indemnification provisions in the by-laws, as well as create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure payment of amounts indemnified.

The foregoing is only a general summary of certain aspects of Delaware law and the Registrant’s certificate of incorporation and by-laws dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of Section 145 of the Delaware Corporation Law and the certificate of incorporation and the by-laws of the Registrant.

Item 21.	Exhibits and Financial Statement Schedules.

(a) Exhibits. The following is a list of Exhibits to this Registration Statement:

Exhibit No.	Description
2(a)	Agreement and Plan of Merger, dated as of June 4, 2008, by and among Registrant, The Bear Stearns Companies Inc. and BSC Merger Corporation II (included in Part I as Appendix A to the document included in this Registration Statement)*

3(a)	Restated Certificate of Incorporation of Registrant, as in effect on the date hereof, incorporated by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K filed April 7, 2006

3(b)	By-laws of Registrant, as in effect on the date hereof, incorporated by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K filed July 17, 2007

4(a)	Form of Certificate of Designations of Registrant’s 6.15% Cumulative Preferred Stock, Series E (included in Part I as Appendix B to the document included in this Registration Statement)*

4(b)	Form of Certificate of Designations of Registrant’s 5.72% Cumulative Preferred Stock, Series F (included in Part I as Appendix C to the document included in this Registration Statement)*

4(c)	Form of Certificate of Designations of Registrant’s 5.49% Cumulative Preferred Stock, Series G (included in Part I as Appendix D to the document included in this Registration Statement)*

4(d)	Form of Deposit Agreement, dated as of January 15, 1998, between Bear Stearns, Chase Mellon Shareholder Services L.L.C., as depositary, and the holders from time to time of depositary receipts (relating to the Bear Stearns Series E preferred stock)*

4(e)	Form of Deposit Agreement, dated as of April 21, 1998, between Bear Stearns, Chase Mellon Shareholder Services L.L.C., as depositary, and the holders from time to time of depositary receipts (relating to the Bear Stearns Series F preferred stock)*

4(f)	Form of Deposit Agreement, dated as of June 19, 1998, between Bear Stearns, Chase Mellon Shareholder Services L.L.C., as depositary, and the holders from time to time of depositary receipts (relating to the Bear Stearns Series G preferred stock)*

5(a)	Opinion of Wachtell, Lipton, Rosen & Katz as to the validity of the shares of JPMorgan Chase*

15(a)	Letter of Deloitte & Touche LLP regarding Unaudited Interim Financial Information*

23(a)	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5(a) to this Registration Statement)*

23(b)	Consent of PricewaterhouseCoopers LLP*

23(c)	Consent of Deloitte & Touche LLP*

24(a)	Power of Attorney*

*	Filed herewith.

Item 22.	Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a) (3) of the Securities Act of 1933, as amended (the “Securities Act”); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(6) That every prospectus (i) that is filed pursuant to paragraph (5) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment has become effective, and that for the purpose of determining liabilities under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

(9) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Form S-4 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York, on June 6, 2008.

JPMORGAN CHASE & CO.

By:	*
Name:	James Dimon
Title:	Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Form S-4 Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date
* James Dimon		Director, Chairman and Chief Executive Officer (Principal Executive Officer)

* Crandall C. Bowles		Director

* Stephen B. Burke		Director

* David M. Cote		Director

* James S. Crown		Director

* Ellen V. Futter		Director

* William H. Gray, III		Director

* Laban P. Jackson, Jr.		Director

* Robert I. Lipp		Director

* David C. Novak		Director

* Lee R. Raymond		Director

* William C. Weldon		Director

* Michael J. Cavanagh		Executive Vice President and Chief Financial Officer (Principal Financial Officer)

* Louis Rauchenberger		Managing Director and Controller (Principal Accounting Officer)

*BY:	/s/ ANTHONY J. HORAN Anthony J. Horan Corporate Secretary		June 6, 2008

EXHIBIT INDEX

Exhibit No.	Description
2(a)	Agreement and Plan of Merger, dated as of June 4, 2008, by and among Registrant, The Bear Stearns Companies Inc. and BSC Merger Corporation II (included in Part I as Appendix A to the document included in this Registration Statement).*

3(a)	Restated Certificate of Incorporation of Registrant, as in effect on the date hereof, incorporated by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K filed April 7, 2006

3(b)	By-laws of Registrant, as in effect on the date hereof, incorporated by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K filed July 17, 2007

4(a)	Form of Certificate of Designations of Registrant’s 6.15% Cumulative Preferred Stock, Series E (included in Part I as Appendix B to the document included in this Registration Statement)*

4(b)	Form of Certificate of Designations of Registrant’s 5.72% Cumulative Preferred Stock, Series F (included in Part I as Appendix C to the document included in this Registration Statement)*

4(c)	Form of Certificate of Designations of Registrant’s 5.49% Cumulative Preferred Stock, Series G (included in Part I as Appendix D to the document included in this Registration Statement)*

4(d)	Form of Deposit Agreement, dated as of January 15, 1998, between Bear Stearns, Chase Mellon Shareholder Services L.L.C., as depositary, and the holders from time to time of depositary receipts (relating to the Bear Stearns Series E preferred stock)*

4(e)	Form of Deposit Agreement, dated as of April 21, 1998, between Bear Stearns, Chase Mellon Shareholder Services L.L.C., as depositary, and the holders from time to time of depositary receipts (relating to the Bear Stearns Series F preferred stock)*

4(f)	Form of Deposit Agreement, dated as of June 19, 1998, between Bear Stearns, Chase Mellon Shareholder Services L.L.C., as depositary, and the holders from time to time of depositary receipts (relating to the Bear Stearns Series G preferred stock)*

5(a)	Opinion of Wachtell, Lipton, Rosen & Katz as to the validity of the shares of JPMorgan Chase*

15(a)	Letter of Deloitte & Touche LLP regarding Unaudited Interim Financial Information*

23(a)	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5(a) to this Registration Statement)*

23(b)	Consent of PricewaterhouseCoopers LLP*

23(c)	Consent of Deloitte & Touche LLP*

24(a)	Power of Attorney*

*	Filed herewith.